Exhibit 10(i)A(17)

5-YEAR REVOLVING CREDIT AGREEMENT

DATED AS OF OCTOBER 19, 2007

AMONG

ACUITY BRANDS, INC.,

THE SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTIES HERETO,

THE LENDERS FROM TIME TO TIME PARTIES HERETO,

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

WACHOVIA BANK, NATIONAL ASSOCIATION

and

BANK OF AMERICA, N.A.,

as Co-Syndication Agents

and

KEYBANK NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. and

BRANCH BANKING AND TRUST COMPANY,

as Co-Documentation Agents

J.P. MORGAN SECURITIES INC.,

as Lead Arranger and Sole Book Runner

i

2.21.	Facility LCs.	30
	2.21.1. Issuance; Transitional Facility LCs	30
	2.21.2. Participations	30
	2.21.3. Notice	30
	2.21.4. LC Fees	31
	2.21.5. Administration; Reimbursement by Lenders	31
	2.21.6. Reimbursement by the Borrowers	31
	2.21.7. Obligations Absolute	32
	2.21.8. Actions of LC Issuers	32
	2.21.9. Indemnification	33
	2.21.10. Lenders’ Indemnification	33
	2.21.11. Facility LC Collateral Account	33
	2.21.12. Rights as a Lender	34
2.22.	Subsidiary Borrowers	34
2.23.	Increase of Commitments	35
2.24.	Interest	37
2.25.	Judgment Currency	38
2.26.	Market Disruption	38

ARTICLE III YIELD PROTECTION; TAXES		39
3.1.	Yield Protection	39
3.2.	Changes in Capital Adequacy Regulations	40
3.3.	Availability of Types of Advances	40
3.4.	Funding Indemnification	41
3.5.	Taxes	41
3.6.	Lender Statements; Survival of Indemnity	43
3.7.	Mitigation of Obligations	43

ARTICLE IV CONDITIONS PRECEDENT		44
4.1.	Initial Credit Extension	44
4.2.	Each Credit Extension	45
4.3.	Initial Advance to Each New Subsidiary Borrower	46

ARTICLE V REPRESENTATIONS AND WARRANTIES		47
5.1.	Existence and Standing	47
5.2.	Authorization and Validity	47
5.3.	No Conflict; Government Consent	47
5.4.	Financial Statements	47
5.5.	Material Adverse Change	48
5.6.	Taxes	48
5.7.	Litigation and Contingent Obligations	48

5.8.	Subsidiaries	48
5.9.	Accuracy of Information	48
5.10.	Regulation U	48
5.11.	Material Agreements	49
5.12.	Compliance With Laws	49
5.13.	Ownership of Properties	49
5.14.	ERISA; Foreign Pension Matters	49
5.15.	Plan Assets; Prohibited Transactions	49
5.16.	Environmental Matters	49
5.17.	Investment Company Act	50
5.18.	Insurance	50
5.19.	Solvency	50
5.20.	Patriot Act	50

ARTICLE VI COVENANTS		50
6.1.	Reporting	50
6.2.	Use of Proceeds	52
6.3.	Notice of Default	52
6.4.	Conduct of Business	52
6.5.	Taxes	53
6.6.	Insurance	53
6.7.	Compliance with Laws; Maintenance of Plans	53
6.8.	Maintenance of Properties	53
6.9.	Inspection; Keeping of Books and Records	53
6.10.	Addition of Guarantors; Pledge of Capital Stock	54
	6.10.1. Addition of Guarantors	54
	6.10.2. Pledge of Capital Stock	54
6.11.	Subsidiary Indebtedness	54
6.12.	Consolidations and Mergers; Permitted Acquisitions	55
	6.12.1. Consolidations and Mergers	55
	6.12.2. Permitted Acquisitions	56
6.13.	Liens	57
6.14.	Transactions with Affiliates	58
6.15.	Financial Contracts	58
6.16.	ERISA	58
6.17.	Environmental Compliance	59
6.18.	Financial Covenants	59
	6.18.1. Maximum Leverage Ratio	59
	6.18.2. Minimum Interest Expense Coverage Ratio	59

ARTICLE VII DEFAULTS		60
7.1.	Breach of Representations or Warranties	60
7.2.	Failure to Make Payments When Due	60
7.3.	Breach of Covenants	60
7.4.	Other Breaches	60
7.5.	Default as to Other Indebtedness	60
7.6.	Voluntary Bankruptcy; Appointment of Receiver; Etc.	61

7.7.	Involuntary Bankruptcy; Appointment of Receiver; Etc.	61
7.8.	Judgments	61
7.9.	Unfunded Liabilities	61
7.10.	Other ERISA Liabilities	61
7.11.	Environmental Matters	62
7.12.	Change in Control	62
7.13.	Receivables Purchase Document Events	62
7.14.	Guarantor Revocation; Failure of Loan Documents	62

ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		62
8.1.	Acceleration	62
8.2.	Amendments	63
8.3.	Preservation of Rights	64

ARTICLE IX JOINT AND SEVERAL OBLIGATIONS		64
9.1.	Joint and Several Liability	64
9.2.	Primary Obligation; Waiver of Marshalling	64
9.3.	Financial Condition of Borrowers	64
9.4.	Continuing Liability	65
9.5.	Additional Waivers	65
9.6.	Settlements or Releases	65
9.7.	No Election	65
9.8.	Joint Loan Account	66
9.9.	Apportionment of Proceeds of Loans	66
9.10.	The Administrative Agent, Lenders and LC Issuers Held Harmless	66
9.11.	Borrowers’ Integrated Operations	66
9.12.	Foreign Subsidiary Borrowers	67

ARTICLE X GENERAL PROVISIONS		67
10.1.	Survival of Representations	67
10.2.	Governmental Regulation	67
10.3.	Headings	67
10.4.	Entire Agreement	67
10.5.	Several Obligations; Benefits of this Agreement	67
10.6.	Expenses; Indemnification	67
10.7.	Numbers of Documents	68
10.8.	Accounting	68
10.9.	Severability of Provisions	69
10.10.	Nonliability of Lenders	69
10.11.	Confidentiality	69
10.12.	Lenders Not Utilizing Plan Assets	69
10.13.	Nonreliance	70
10.14.	Disclosure	70
10.15.	Subordination of Intercompany Indebtedness	70
10.16.	USA PATRIOT ACT NOTIFICATION	71

ARTICLE XI THE AGENTS		71
11.1.	Appointment; Nature of Relationship	71
11.2.	Powers	72
11.3.	General Immunity	72
11.4.	No Responsibility for Loans, Recitals, etc.	72
11.5.	Action on Instructions of Lenders	72
11.6.	Employment of Agents and Counsel	73
11.7.	Reliance on Documents; Counsel	73
11.8.	Agents’ Reimbursement and Indemnification	73
11.9.	Notice of Default	73
11.10.	Rights as a Lender	73
11.11.	Lender Credit Decision	74
11.12.	Successor Agents	74
11.13.	Agent and Arranger Fees	75
11.14.	Delegation to Affiliates	75
11.15.	Release of Guarantors	75

ARTICLE XII SETOFF; RATABLE PAYMENTS		75
12.1.	Setoff	75
12.2.	Ratable Payments	75

ARTICLE XIII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		76
13.1.	Successors and Assigns	76
13.2.	Participations	76
	13.2.1. Permitted Participants; Effect	76
	13.2.2. Voting Rights	77
	13.2.3. Benefit of Certain Provisions	77
13.3.	Assignments	77
	13.3.1. Permitted Assignments	77
	13.3.2. Consents	77
	13.3.3. Effect; Effective Date	78
	13.3.4. The Register	78
13.4.	Dissemination of Information	78
13.5.	Tax Treatment	79

ARTICLE XIV NOTICES		79
14.1.	Notices	79
14.2.	Change of Address	79

ARTICLE XV COUNTERPARTS		79

ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS; WAIVER OF VENUE, FORUM AND JURY TRIAL		80
16.1.	CHOICE OF LAW	80
16.2.	CONSENT TO JURISDICTION	80
16.3.	SERVICE OF PROCESS	80
16.4.	WAIVER OF VENUE AND FORUM	81
16.5.	WAIVER OF JURY TRIAL	81

v

EXHIBITS

Exhibit A	-	Form of Opinion Letter

Exhibit B	-	Form of Compliance Certificate

Exhibit C	-	Form of Assignment Agreement

Exhibit D	-	Form of Loan/Credit Related Money Transfer Instruction

Exhibit E	-	Form of Promissory Note (if requested)

Exhibit F	-	List of Closing Documents

Exhibit G	-	Form of Guaranty

Exhibit H	-	Form of Assumption Letter

Exhibit I	-	Form of Commitment and Acceptance

SCHEDULES

Pricing Schedule

Commitment Schedule

Schedule 2.2	-	Mandatory Cost

Schedule 2.21	-	Transitional Letters of Credit

Schedule 5.5	-	Certain Disclosures

Schedule 5.8	-	Subsidiaries

Schedule 5.16	-	Environmental Matters

Schedule 6.11	-	Existing Indebtedness

Schedule 6.13	-	Existing Liens

5-YEAR REVOLVING CREDIT AGREEMENT

This 5-Year Revolving Credit Agreement, dated as of October 19, 2007, is among ACUITY BRANDS, INC., a Delaware corporation, ACUITY BRANDS LIGHTING, INC., a Delaware corporation, and one or more other Subsidiary Borrowers from time to time parties hereto (whether now existing or hereafter formed), the institutions from time to time parties hereto as Lenders (whether by execution of this Agreement or an assignment pursuant to Section 13.3), JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Swing Line Lender, LC Issuer and Administrative Agent, WACHOVIA BANK, NATIONAL ASSOCIATION and BANK OF AMERICA, N.A., as Co-Syndication Agents and KEYBANK NATIONAL ASSOCIATION, WELLS FARGO BANK, N.A. and BRANCH BANKING & TRUST COMPANY, as Co-Documentation Agents. The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

1.1. Certain Defined Terms. As used in this Agreement:

“Accounting Changes” is defined in Section 10.8 hereof.

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the Closing Date, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership, limited liability company or any Person.

“Administrative Agent” means JPMorgan in its capacity as contractual representative of the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article XI.

“Advance” means a borrowing hereunder consisting of the aggregate amount of the several Loans (i) made by some or all of the Lenders on the same Borrowing Date, or (ii) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period. The term “Advance” shall include Swing Line Loans unless otherwise expressly provided.

“Affected Foreign Subsidiary” means any Foreign Subsidiary to the extent such Foreign Subsidiary acting as a Guarantor would cause a Deemed Dividend Problem.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of twenty percent (20%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

“Agent” means any of the Administrative Agent, a Co-Syndication Agent or a Co-Documentation Agent, as appropriate, and “Agents” means, collectively, the Administrative Agent, the Co-Syndication Agents and the Co-Documentation Agents.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as may be adjusted from time to time pursuant to the terms hereof. The initial Aggregate Commitment is Two Hundred Fifty Million and 00/100 Dollars ($250,000,000).

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreed Currencies” means (i) Dollars, (ii) euro, (iii) Canadian Dollars, (iv) Pounds Sterling, and (v) any other Foreign Currency agreed to by the Administrative Agent and each of the Lenders.

“Agreement” means this 5-Year Revolving Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4; provided, however, that except as provided in Section 10.8, with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the Closing Date, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4 hereof.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

“Applicable Facility Fee Rate” means, at any time, the percentage rate per annum at which Facility Fees are accruing on the Aggregate Commitment at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, with respect to Eurocurrency Advances at any time, the percentage rate per annum which is applicable at such time with respect to Eurocurrency Advances as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest whole unit of such currency as determined by the Administrative Agent from time to time.

“Arranger” means J.P. Morgan Securities Inc. and its successors, in its capacity as Lead Arranger and Sole Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignment Agreement” is defined in Section 13.3.1.

“Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Administrative Agent and the Lenders, and acknowledged by the Administrative Agent, in substantially the form of Exhibit H hereto, pursuant to which such Subsidiary agrees to become a “Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.

“Authorized Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, or treasurer of the Company, acting singly.

“Available Aggregate Commitment” means, at any time, the Aggregate Commitment then in effect minus the Aggregate Outstanding Credit Exposure at such time.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” means, as applicable, any of the Company or any of the Subsidiary Borrowers, together with their respective permitted successors and assigns, and “Borrowers” means, collectively, the Company and the Subsidiary Borrowers.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.9.1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Agreed Currencies in the London interbank market or the principal financial center of the country in which payment or purchase of such Agreed Currency can be made (and, if the Advances or the payment under a Facility LC which are the subject of a borrowing, drawing, payment, reimbursement or rate selection are denominated in euro, the term “Business Day” shall also exclude any day on which the TARGET payment system is not open for the settlement of payments in euro).

“Buying Lender” is defined in Section 2.23(ii).

“Canadian Dollars” means the lawful currency of Canada.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a limited liability company, membership interests, (iv) in the case of a partnership, partnership interests (whether general or limited) and (v) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change” is defined in Section 3.2.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of thirty five percent (35%) or more of the outstanding shares of voting stock of the Company; (ii) the majority of the Board of Directors of the Company fails to consist of Continuing Directors; or (iii) any Subsidiary Borrower shall cease to be a Wholly-Owned Subsidiary of the Company.

“Closing Date” means October 19, 2007.

“Co-Documentation Agent” means each of KeyBank National Association, Wells Fargo Bank, N.A. and Branch Banking and Trust Company in its capacity as a co-documentation agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Co-Documentation Agent appointed pursuant to Article XI.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time, and any rule or regulation issued thereunder.

“Collateral Shortfall Amount” means, as of any date of determination, an amount equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations in accordance with the terms and conditions of this Agreement.

“Commitment” means, for each Lender, the obligation of such Lender to make Revolving Loans to, and participate in Facility LCs issued upon the application of, a Borrower in an aggregate amount not exceeding the amount set forth on the Commitment Schedule or in an Assignment Agreement executed pursuant to Section 13.3, as it may be modified as a result of any assignment that has become effective pursuant to Section 13.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Commitment Increase Notice” is defined in Section 2.23(i).

“Commitment Schedule” means the Schedule identifying each Lender’s Commitment as of the Closing Date attached hereto and identified as such.

“Company” means Acuity Brands, Inc., a Delaware corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).

“Computation Date” is defined in Section 2.3.1.

“Consolidated Net Income” means, with reference to any period, the net after-tax income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with Agreement Accounting Principles, excluding minority interests and including only dividends actually received by the Company from any entity which is not a Subsidiary.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of the Company and its Subsidiaries calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Consolidated Total Assets” means the total amount of all assets of the Company and its consolidated Subsidiaries, and including amounts attributable to minority interests in Affiliates of the Company to the extent deducted in calculating the Consolidated Total Assets of the Company and its Subsidiaries but only to the extent such Affiliate shall be a Guarantor hereunder, calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

“Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (i) was a member of such board of directors on the Closing Date, or (ii) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

“Contractual Obligation” means, for any Person, any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Company or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.10.

“Co-Syndication Agent” means each of Wachovia Bank, National Association and Bank of America, N.A. in its capacity as a co-syndication agent for the Lenders pursuant to Article XI, and not in its individual capacity as a Lender, and any successor Co-Syndication Agent appointed pursuant to Article XI.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Deemed Dividend Problem” means, with respect to any Foreign Subsidiary, such Foreign Subsidiary’s accumulated and undistributed earnings and profits being deemed to be repatriated to the Company or the applicable parent Domestic Subsidiary under Section 956 of the Code and the effect of such repatriation causing materially adverse tax consequences to the Company or such parent Domestic Subsidiary, in each case as determined by the Company in its commercially reasonable judgment acting in good faith and in consultation with its legal and tax advisors.

“Default” means an event described in Article VII.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date.

“DOL” means the United States Department of Labor and any successor department or agency.

“Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the Equivalent Amount of Dollars if such currency is any currency other than Dollars.

“Dollars” and “$” means the lawful currency of the United States of America.

“Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

“EBIT” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) any other non-recurring non-cash charges to the extent deducted in computing Net Income, plus (v) non-cash expenses associated with the Company’s stock compensation programs, plus (vi) any extraordinary non-recurring cash charges not to exceed $15,000,000 during the term of this Agreement to the extent deducted in computing Net Income, and minus (vii) any non-recurring non-cash credits to the extent added in computing Net Income.

“EBITDA” means, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) EBIT, plus (ii) depreciation expense to the extent deducted in computing Net Income, plus (iii) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income.

“Effective Commitment Amount” is defined in Section 2.23(i).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Equivalent Amount” of any currency at any date shall mean the equivalent in Dollars of such currency, calculated on the basis of the arithmetic mean of the buy and sell spot rates of exchange of the Administrative Agent or an Affiliate of the Administrative Agent in the London interbank market (or other market where the Administrative Agent’s foreign exchange operations in respect of such currency are then being conducted) for such other currency at or about 11:00 a.m. (local time applicable to the transaction in question) on the date on which such amount is to be determined, rounded up to the nearest amount of such currency as determined by the Administrative Agent from time to time; provided, however, that if at the time of any such determination, for any reason, no such spot rate is being quoted, the Administrative Agent or an Affiliate of the Administrative Agent may use any reasonable method it deems appropriate (after consultation with the Company) to determine such amount, and such determination shall be conclusive absent manifest error.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

“EU” means the European Union.

“euro” and/or “EUR” means the single currency of the participating member states of the EU.

“Eurocurrency” means any Agreed Currency.

“Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.

“Eurocurrency Base Rate” means, with respect to any Eurocurrency Advance for any Interest Period, the rate appearing on, in the case of Dollars, Reuters BBA Libor Rates Page 3750 and, in the case of any Foreign Currency, the appropriate page of such service which displays British Bankers Association Interest Settlement Rates for deposits in such Foreign Currency (or, in each case, on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in the relevant Agreed Currency in the London interbank market) at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period, as the rate for deposits in the relevant Agreed Currency with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “Eurocurrency Base Rate” with respect to such Eurocurrency Advance for such Interest Period shall be the rate at which deposits in the relevant Agreed Currency in an Equivalent Amount of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period.

“Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.

“Eurocurrency Payment Office” of the Administrative Agent shall mean, for each Foreign Currency, the office, branch, affiliate or correspondent bank of the Administrative Agent for such currency as specified from time to time by the Administrative Agent to the Company and each Lender.

“Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes, plus (iii) in the case of Loans by a Lender from its office or branch in the United Kingdom, the Mandatory Cost.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and each Agent, taxes imposed on its overall net income, and franchise or branch office taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or Agent is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which such Agent’s or Lender’s principal executive office or such Lender’s applicable Lending Installation is located or in which, other than as a result of the transaction evidenced by this Agreement, such Agent or Lender otherwise is, or at any time was, engaged in business (or any political combination or subdivision or taxing authority thereof).

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreement” means that certain 5-Year Revolving Credit Agreement dated as of April 2, 2004 among the initial Borrowers, the lenders parties thereto, and JPMorgan Chase Bank, National Association (successor by merger to Bank One, NA (Main Office Chicago)), as administrative agent, as the same has been amended or otherwise modified from time to time.

“Facility Fee” is defined in Section 2.6.1.

“Facility LC” is defined in Section 2.21.1.

“Facility LC Application” is defined in Section 2.21.3.

“Facility LC Collateral Account” is defined in Section 2.21.11.

“Facility Termination Date” means October 19, 2012.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency, interest rate options puts or warrants.

“Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan or portion thereof, which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

“Foreign Currencies” means Agreed Currencies other than Dollars.

“Foreign Currency Sublimit” means $25,000,000.

“Foreign Pension Plan” means any employee benefit plan as described in Section 3(3) of ERISA for which the Company or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Company, any of its respective Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

“Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower” means a Subsidiary Borrower which is a Foreign Subsidiary.

“Form 10” has the meaning set forth in the definition of Spin-Off Transaction.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantor” means the Company and each Material Subsidiary of the Company (other than an SPV) as of the Closing Date and each other Subsidiary that has become a guarantor of the Obligations hereunder in accordance with the terms of Section 6.10.

“Guaranty” means that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor (other than the Company) in favor of the Administrative Agent for the benefit of itself and the Lenders, in substantially the form of Exhibit G attached hereto, as amended, restated, supplemented or otherwise modified from time to time, and, in the case of any guaranty by a Foreign Subsidiary, any other guaranty agreements as are requested by the Administrative Agent and its counsel, in each case as amended, restated, supplemented or otherwise modified from time to time.

“Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) each Lender and each LC Issuer in respect of its Outstanding Credit Exposure, (ii) the Administrative Agent, the LC Issuers and the Lenders in respect of all other present and future obligations and liabilities of the Company and each Subsidiary of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each indemnified party under Section 10.6 in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (iv) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Indebtedness” of a Person means, without duplication, (a) Indebtedness For Borrowed Money and (b) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade).

“Indebtedness For Borrowed Money” of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money or which has been incurred in connection with the acquisition of property or assets (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person or (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) the Indebtedness For Borrowed Money of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person, (c) the Capitalized Lease Obligations of such Person, (d) the obligations of such Person under guaranties by such Person of any Indebtedness For Borrowed Money (other than obligations for borrowed money incurred to finance the purchase of property leased to such Person pursuant to a Capitalized Lease of such Person) of any other Person, (e) all Receivable Facility Attributed Indebtedness of such Person, (f) all Off-Balance Sheet Liabilities of such Person, and (g) all Disqualified Stock.

“Interest Expense” means, for any period for any group of Persons, the total gross interest expense of such group of Persons, whether paid or accrued, including, without duplication, the interest component of Capitalized Leases, commitment and letter of credit fees, the discount or implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt discount and net payments (if any) pursuant to Financial Contracts relating to interest rate protection, all as determined on a consolidated basis in conformity with Agreement Accounting Principles.

“Interest Expense Coverage Ratio” is defined in Section 6.18.2.

“Interest Period” means, with respect to a Eurocurrency Advance, a period of seven days or one, two, three or six months or such other period agreed to by the Lenders and the Borrowers, commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date seven days or one, two, three or six months or such other agreed upon period thereafter, provided, however, that if there is no such numerically corresponding day in such seventh day or next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such seventh day or next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“IRS” means the United States Internal Revenue Service and any successor agency.

“JPMorgan” means JPMorgan Chase Bank, National Association, in its individual capacity, and its successors.

“LC Fee” is defined in Section 2.21.4.

“LC Issuer” means JPMorgan (or any Affiliate of JPMorgan designated by JPMorgan) or any of the other Lenders, as applicable, in its respective capacity as issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.21.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns. Unless otherwise specified, the term “Lender” includes JPMorgan in its capacity as Swing Line Lender.

“Lender Increase Notice” is defined in Section 2.23(i).

“Lending Installation” means, with respect to a Lender or the Agents, the office, branch, subsidiary or affiliate of such Lender or Agent listed on the signature pages hereof, or on the administrative information sheets provided to the Administrative Agent in connection herewith, or on a Schedule or otherwise selected by such Lender or Agent pursuant to Section 2.18.

“Leverage Ratio” is defined in Section 6.18.1.

“Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

“Loan” means a Revolving Loan or a Swing Line Loan, as applicable.

“Loan Documents” means this Agreement, the Facility LC Applications, each Guaranty, each Pledge Agreement, each Assumption Letter executed hereunder, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.14 (if requested)) and agreements executed in connection herewith or therewith or contemplated hereby or thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

“Loan Party” is defined in Section 4.1(i).

“Mandatory Cost” is described in Schedule 2.2.

“Material Adverse Effect” means a material adverse effect on (i) the business, financial condition, operations or properties of the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any of its Subsidiaries to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Agents, the LC Issuers or the Lenders thereunder.

“Material Indebtedness” is defined in Section 7.5.

“Material Subsidiary” means each Borrower (other than the Company) and any other Subsidiary of the Company that at any time has (i) assets with a total book value equal to or greater than five percent (5%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries or (ii) Consolidated Net Worth that is equal to or greater than five percent (5%) of the Consolidated Net Worth of the Company and its Subsidiaries, or (iii) assets that contributed five percent (5%) or more of the Company’s Consolidated Net Income, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1(i), as reported in the financial statements identified in Section 5.4).

“Modify” and “Modification” are defined in Section 2.21.1.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which the Company or any member of its Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Income” means, for any period for any group of Persons, the net earnings (or loss) after taxes of such group of Persons on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

“Non-U.S. Lender” is defined in Section 3.5(iv).

“Note” is defined in Section 2.14.

“Obligations” means all Loans, Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to any of the Agents, any LC Issuer, any Lender, the Arranger, any affiliate of the Agents, any LC Issuer, or any Lender, the Arranger, or any indemnitee under the provisions of Section 10.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

“Off-Balance Sheet Liability” of a Person means (i) Receivables Facility Attributed Indebtedness and any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to Receivables or notes receivable sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of Receivables or any other obligation of the Company or such transferor to purchasers/transferees of interests in Receivables or notes receivable or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, other than any such transactions involving the sale of assets not in excess of $5,000,000 in the aggregate, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

“Operating Lease” of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

“Originator” means the Company and/or any of its Subsidiaries in their respective capacities as parties to any Receivables Purchase Documents, as sellers or transferors of any Receivables and Related Security in connection with a Permitted Receivables Transfer.

“Other Taxes” is defined in Section 3.5(ii).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (i) the aggregate principal amount of its Revolving Loans outstanding at such time, plus (ii) an amount equal to its Pro Rata Share of the obligations to purchase participations in Swing Line Loans, plus (iii) an amount equal to its Pro Rata Share of the LC Obligations at such time.

“Participants” is defined in Section 13.2.1.

“Payment Date” means the last day of each March, June, September and December and the Facility Termination Date.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Performance LC” means a Facility LC that is a documentary letter of credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or a Subsidiary in the ordinary course of business.

“Permitted Acquisition” is defined in Section 6.12.2.

“Permitted Liens” means the Liens expressly permitted under clauses (i) through (xv) of Section 6.13.

“Permitted Receivables Transfer” means (i) a sale or other transfer by an Originator to a SPV of Receivables and Related Security for fair market value and without recourse (except for limited recourse typical of such structured finance transactions), and/or (ii) a sale or other transfer (including the grant of Liens) by a SPV to (a) purchasers of, lenders on or other investors in such Receivables and Related Security (or interests therein) or (b) any other Person (including a SPV) in a transaction in which purchasers or other investors purchase or are otherwise transferred such Receivables and Related Security (or interests therein including Liens), in each case pursuant to and in accordance with the terms of the Receivables Purchase Documents.

“Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, and (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of its Controlled Group may have any liability.

“Pledge Agreements” means those pledge agreements executed by the relevant Loan Parties with respect to the pledge of Capital Stock of a Material Subsidiary which is an Affected Foreign Subsidiary, any other pledge agreements, share mortgages, charges and comparable instruments and documents from time to time executed pursuant to the terms of Section 6.10 in favor of the Administrative Agent for the benefit of the Holders of Obligations, in each case, as amended, restated, supplemented or otherwise modified from time to time.

“Pounds Sterling” means the lawful currency of the United Kingdom.

“Pricing Schedule” means the Schedule identifying the Applicable Margin and Applicable Facility Fee Rate attached hereto identified as such.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan Chase Bank, National Association as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Proposed New Lender” is defined in Section 2.23(i).

“Pro Rata Share” means, with respect to a Lender, a portion equal to a fraction the numerator of which is such Lender’s Commitment at such time (in each case, as adjusted from time to time in accordance with the provisions of this Agreement) and the denominator of which is the Aggregate Commitment at such time, or, if the Aggregate Commitment has been terminated, a fraction the numerator of which is such Lender’s Outstanding Credit Exposure at such time and the denominator of which is the sum of the Aggregate Outstanding Credit Exposure at such time.

“Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition, including, without limitation, any portion of the consideration payable in cash, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition and all transaction costs and expenses incurred in connection with such Acquisition, but exclusive of the value of any Capital Stock or other equity interests of the Company or any Subsidiary issued as consideration for such Acquisition.

“Purchasers” is defined in Section 13.3.1.

“Receivable(s)” means and includes all of applicable Originator’s or SPV’s presently existing and hereafter arising or acquired accounts, accounts receivable, and all present and future rights of such Originator or SPV, as applicable, to payment for goods sold or leased or for services rendered (except those evidenced by instruments or chattel paper), whether or not they have been earned by performance, and all rights in any merchandise or goods which any of the same may represent, and all rights, title, security, contracts, books and records, and guaranties with respect to each of the foregoing, including, without limitation, any right of stoppage in transit.

“Receivables and Related Security” means the Receivables and the related security and collections with respect thereto which are sold or transferred by any Originator or SPV in connection with any Permitted Receivables Transfer.

“Receivables Facility Attributed Indebtedness” means the amount of obligations outstanding under a receivables purchase facility on any date of determination that would be characterized as principal if such facility were structured as a secured lending transaction rather than as a purchase.

“Receivables Facility Financing Costs” means such portion of the cash fees, service charges, and other costs, as well as all collections or other amounts retained by purchasers of receivables pursuant to a receivables purchase facility, which are in excess of amounts paid to the Company and its consolidated Subsidiaries under any receivables purchase facility for the purchase of receivables pursuant to such facility and are the equivalent of the interest component of the financing if the transaction were characterized as an on-balance sheet transaction.

“Receivables Purchase Documents” means any series of receivables purchase or sale, credit or servicing agreements generally consistent with terms contained in comparable structured finance transactions pursuant to which an Originator or Originators sell or transfer to SPVs all of their respective right, title and interest in and to certain Receivables and Related Security for further sale or transfer (or granting of Liens) to other purchasers of or investors in such assets or interests therein (and the other documents, instruments and agreements executed in connection therewith), as any such agreements may be amended, restated, supplemented or otherwise modified from time to time, or any replacement or substitution therefor.

“Receivables Purchase Financing” means any financing consisting of a securitization facility made available to the Company or any of its consolidated Subsidiaries, whereby the Receivables and Related Security (or interests therein) of the Originators are transferred to one or more SPVs, and thereafter to certain investors (or are used as collateral to enable one or more SPVs to obtain loans from certain investors), pursuant to the terms and conditions of the Receivables Purchase Documents.

“Redeemable Preferred Stock” means, for any Person, any preferred stock issued by such Person which is at any time prior to the Facility Termination Date either (i) mandatorily redeemable (by required sinking fund or similar payments or otherwise) or (ii) redeemable at the option of the holder thereof.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

“Reimbursement Obligations” means with respect to any LC Issuer, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.21 to reimburse such LC Issuer for amounts paid by such LC Issuer in respect of any one or more drawings under Facility LCs issued by such LC Issuer; or, as the context may require, all such Reimbursement Obligations then outstanding to reimburse all of the LC Issuers.

“Reportable Event” means a reportable event, as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation or otherwise waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having fifty-one percent (51%) or more of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding fifty-one percent (51%) or more of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset, fees or similar requirements (including any marginal, special, emergency or supplemental reserves or other requirements) established by any central bank, monetary authority, the Board, the Financial Services Authority, the European Central Bank or other Governmental Authority for any category of deposits or liabilities customarily used to fund loans in such currency, expressed in the case of each such requirement as a decimal. Such reserve percentages shall, in the case of Dollar denominated Loans, include those imposed pursuant to Regulation D of the Board. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under any applicable law, rule or regulation, including Regulation D. The Reserve Requirement shall be adjusted automatically on and as of the effective date of any change in any reserve, liquid asset or similar requirement.

“Revolving Loan” means, with respect to a Lender, such Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (and any conversion or continuation thereof).

“Risk Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Selling Lender” is defined in Section 2.23(ii).

“Single Employer Plan” means a Plan maintained by the Company or any member of its Controlled Group for employees of the Company or any member of its Controlled Group.

“Solvent” means, when used with respect to any Person, that at the time of determination:

(i) the fair value of its assets (both at fair valuation and at present fair saleable value) is equal to or in excess of the total amount of its liabilities, including, without limitation, contingent liabilities; and

(ii) it is then able and expects to be able to pay its debts as they mature; and

(iii) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

With respect to contingent liabilities (such as litigation, guarantees and pension plan liabilities), such liabilities shall be computed at the amount which, in light of all the facts and circumstances existing at the time, represent the amount which can be reasonably be expected to become an actual or matured liability.

“Spin-Off Transaction” means the Company’s plan, authorized by its board of directors, to separate its lighting equipment business and its specialty products business by spinning off the business currently known as Zep Inc. (as well as each of Zep Inc.’s Subsidiaries) into an independent publicly-traded company pursuant to which the Capital Stock of Zep Inc. will be distributed to the record holders of the shares of the Company as set forth in the Company’s Form S-10 filed with the Securities and Exchange Commission on July 31, 2007, as amended prior to the Closing Date (the “Form 10”).

“SPV” means any special purpose entity established for the purpose of purchasing receivables in connection with a Receivables Purchase Financing permitted under the terms of this Agreement.

“Standby LC” means any Facility LC other than a Performance LC.

“Stockholders’ Equity” means, at any time, the shareholders’ equity of the Company and its consolidated Subsidiaries, as set forth or reflected on the most recent consolidated balance sheet of the Company and its consolidated Subsidiaries delivered pursuant to Section 6.1(i) and (ii), as applicable, but excluding any Redeemable Preferred Stock of the Company or any of its consolidated Subsidiaries.

“Subsidiary” of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

“Subsidiary Borrower” means each of Acuity Brands Lighting, Inc. and any Subsidiaries of the Company duly designated by the Company pursuant to Section 2.22 to request Credit Extensions hereunder, which Subsidiary shall have delivered to the Administrative Agent an Assumption Letter in accordance with Section 2.22 and such other documents as may be required pursuant to this Agreement, in each case, together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

“Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than twenty percent (20%) of the consolidated assets of the Company and its Subsidiaries as reflected in the consolidated financial statements of the Company and its Subsidiaries as at the end of the fiscal quarter ending immediately prior to the date on which such determination is made, or (ii) is responsible for providing more than twenty percent (20%) of the Consolidated Net Income of the Company and its Subsidiaries as reflected in the financial statements for the four fiscal quarter period ending immediately prior to the date on which such determination is made.

“Swing Line Borrowing Notice” is defined in Section 2.2.2.

“Swing Line Commitment” means the obligation of the Swing Line Lender to make Swing Line Loans up to a maximum principal amount of $25,000,000 at any one time outstanding.

“Swing Line Lender” means JPMorgan or such other Lender which may succeed to its rights and obligations as Swing Line Lender pursuant to the terms of this Agreement.

“Swing Line Loan” means a Loan made available to the Borrowers by the Swing Line Lender pursuant to Section 2.2.

“Synthetic Lease” means any so-called “synthetic”, off-balance sheet or tax retention lease, or any other agreement for the use or possession of property creating obligations that are not treated as a capital lease under Agreement Accounting Principles, but that is treated as a financing under the Code.

“Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.

“TARGET” means the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) reasonably determined by the Administrative Agent to be a suitable replacement) for the settlement of payments in euro.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Transferee” is defined in Section 13.4.

“Type” means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such

Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled; provided that in the case of clause (i) or (ii) above, there shall be excluded (x) directors’ qualifying shares, (y) nominal ownership interests in Foreign Subsidiaries required to be held by third parties under the laws of the foreign jurisdiction in which such Foreign Subsidiary is organized, or (z) Disqualified Stock or Redeemable Preferred Stock.

“Zep Inc.” means Zep Inc., a Delaware corporation (f/k/a Acuity Spinco, Inc.), created by the Company in order to hold the assets and liabilities of the Company’s specialty products business, Acuity Specialty Products, Inc., which business will be spun-off from the Company pursuant to the Spin-off Transaction.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

1.2. References. Any references to the Company’s Subsidiaries shall not in any way be construed as consent by the Administrative Agent or any Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

1.3. Supplemental Disclosure. At any time at the reasonable request of the Administrative Agent (which shall not be done more frequently than on a quarterly basis in the absence of a Default) and at such additional times as the Company determines, the Company shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the Closing Date, would have been required to be set forth as an exception to such representation or which is necessary to correct any information in such representation which has been rendered materially inaccurate thereby. Notwithstanding that any such supplement to such representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the material breach of any representation or warranty, such supplement to such representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by Administrative Agent and the requisite number of Lenders under Section 8.2, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Administrative Agent or any Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

ARTICLE II

THE CREDITS

2.1. Commitment. From and including the Closing Date and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Section 4.1, 4.2 and 4.3, as applicable, each Lender severally and not jointly agrees, on the terms and conditions set forth in this Agreement, to (i) make Revolving Loans to the Borrowers in Agreed Currencies and (ii) participate in Facility LCs issued upon the request of the Borrowers in Agreed Currencies, from time to time in amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of its Pro Rata Share of the Available Aggregate Commitment; provided that (i) at no time shall the Aggregate Outstanding Credit Exposure hereunder exceed the Aggregate Commitment, (ii) at no time shall the aggregate outstanding Dollar Amount of all Eurocurrency Advances denominated in an Agreed Currency other than Dollars exceed the Foreign Currency Sublimit, and (iii) all Floating Rate Loans shall be made in Dollars. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitments to lend hereunder shall expire automatically on the Facility Termination Date. The LC Issuers will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.21.

2.2. Swing Line Loans.

2.2.1. Amount of Swing Line Loans. Upon the satisfaction of the conditions precedent set forth in Section 4.2 and, if such Swing Line Loan is to be made on the date of the initial Advance hereunder, the satisfaction of the conditions precedent set forth in Section 4.1 and 4.3 as well, from and including the Closing Date and prior to the Facility Termination Date, the Swing Line Lender agrees, on the terms and conditions set forth in this Agreement, to make Swing Line Loans, in Dollars, to the Borrowers from time to time in an aggregate principal amount not to exceed the Swing Line Commitment, provided that the Aggregate Outstanding Credit Exposure shall not at any time exceed the Aggregate Commitment, and provided further that at no time shall the sum of (i) the Swing Line Lender’s share of the obligations to participate in the Swing Line Loans, plus (ii) the outstanding Revolving Loans made by the Swing Line Lender pursuant to Section 2.1, exceed the Swing Line Lender’s Commitment at such time. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Swing Line Loans at any time prior to the Facility Termination Date.

2.2.2. Borrowing Notice. The applicable Borrower shall deliver to the Administrative Agent and the Swing Line Lender irrevocable notice (a “Swing Line Borrowing Notice”) not later than 11:00 a.m. (Chicago time) on the Borrowing Date of each Swing Line Loan, specifying (i) the applicable Borrowing Date (which date shall be a Business Day), and (ii) the aggregate amount of the requested Swing Line Loan which shall be an amount not less than $1,000,000 and integral multiples of $500,000 in excess thereof. Each Swing Line Loan shall bear interest on the outstanding principal amount thereof, for each day from and including the day such Swing Line Loan is made to but excluding the date it is paid, at a rate per annum equal to the Alternate Base Rate or such other rate as shall be agreed to by the Swing Line Lender and the applicable Borrower.

2.2.3. Making of Swing Line Loans. Promptly after receipt of a Swing Line Borrowing Notice, the Administrative Agent shall notify each Lender by fax, or other similar form of transmission, of the requested Swing Line Loan. Not later than 2:00 p.m. (Chicago time) on the applicable Borrowing Date, the Swing Line Lender shall make available the Swing Line Loan, in funds immediately available in Chicago, to the Administrative Agent at its address specified pursuant to Article XIV. The Administrative Agent will promptly make the funds so received from the Swing Line Lender available to the applicable Borrower on the Borrowing Date at the Administrative Agent’s aforesaid address.

2.2.4. Repayment of Swing Line Loans. Each Swing Line Loan shall be paid in full by the Borrowers on or before the fifth (5th) Business Day after the Borrowing Date for such Swing Line

Loan. In addition, the Swing Line Lender (i) may at any time in its sole discretion with respect to any outstanding Swing Line Loan, or (ii) shall on the fifth (5th) Business Day after the Borrowing Date of any Swing Line Loan, require each Lender (including the Swing Line Lender) to make a Revolving Loan in the amount of such Lender’s Pro Rata Share of such Swing Line Loan (including, without limitation, any interest accrued and unpaid thereon), for the purpose of repaying such Swing Line Loan. Not later than 12:00 noon (Chicago time) on the date of any notice received pursuant to this Section 2.2.4, each Lender shall make available its required Revolving Loan, in funds immediately available in Chicago to the Administrative Agent at its address specified pursuant to Article XIV. Revolving Loans made pursuant to this Section 2.2.4 shall initially be Floating Rate Loans and thereafter may be continued as Floating Rate Loans or converted into Eurocurrency Loans in the manner provided in Section 2.10 and subject to the other conditions and limitations set forth in this Article II. Unless a Lender shall have notified the Swing Line Lender, prior to its making any Swing Line Loan, that any applicable condition precedent set forth in Sections 4.1, 4.2 or 4.3 had not then been satisfied, such Lender’s obligation to make Revolving Loans pursuant to this Section 2.2.4 to repay Swing Line Loans shall be unconditional, continuing, irrevocable and absolute and shall not be affected by any circumstances, including, without limitation, (a) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against any Agent, the Swing Line Lender or any other Person, (b) the occurrence or continuance of a Default or Unmatured Default, (c) any adverse change in the condition (financial or otherwise) of any Borrower, or (d) any other circumstances, happening or event whatsoever. In the event that any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2.4, the Administrative Agent shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Administrative Agent receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Administrative Agent of any amount due under this Section 2.2.4, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swing Line Lender, without recourse or warranty, an undivided interest and participation in the applicable Swing Line Loan in the amount of such Revolving Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received. On the Facility Termination Date, the Borrowers shall repay in full the outstanding principal balance of the Swing Line Loans.

2.3. Determination of Dollar Amounts; Required Payments; Termination.

2.3.1. Determination of Dollar Amounts. The Administrative Agent will determine the Dollar Amount of:

(a) each Credit Extension as of the date three Business Days prior to the Credit Extension Date or, if applicable, date of conversion/continuation of such Credit Extension, and

(b) all outstanding Credit Extensions on and as of the last Business Day of each quarter and on any other Business Day elected by the Administrative Agent in its discretion or upon instruction by the Required Lenders.

Each day upon or as of which the Administrative Agent determines Dollar Amounts as described in the preceding clauses (i) and (ii) is herein described as a “Computation Date” with respect to each Credit Extensions for which a Dollar Amount is determined on or as of such day. If at any time the

Dollar Amount of the sum of the aggregate principal amount of all outstanding Credit Extension (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Extension) exceeds the Aggregate Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

2.3.2. Required Payments. This Agreement shall be effective until the Facility Termination Date. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date.

2.3.3. Termination. Notwithstanding the termination of this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lenders hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Administrative Agent shall be entitled to retain its security interest in and to all existing and future collateral (if any).

2.4. Revolving Loans. Each Advance hereunder (other than any Swing Line Loan) shall consist of Revolving Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.5. Types of Advances. The Advances may be Revolving Loans consisting of Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10, or Swing Line Loans selected by the applicable Borrower in accordance with Section 2.2.

2.6. Facility Fee; Reductions in Aggregate Commitment.

2.6.1. Facility Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee (the “Facility Fee”) at a per annum rate equal to the Applicable Facility Fee Rate on the average daily amount of such Lender’s Commitment (regardless of usage) (or, from and after the Facility Termination Date, such Lender’s average daily Outstanding Credit Exposure) from and including the Closing Date to and including the date on which this Agreement is terminated in full and all Obligations hereunder have been paid in full pursuant to Section 2.3, payable quarterly in arrears on each Payment Date hereafter and until all Obligations hereunder have been paid in full.

2.6.2. Reductions in Aggregate Commitment. The Borrowers may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof) (or the Approximate Equivalent Amount if denominated in a Foreign Currency), upon at least three (3) Business Days’ prior written notice to the Administrative Agent of such reduction, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the Aggregate Outstanding Credit Exposure. All accrued Facility Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lenders to make Credit Extensions hereunder.

2.7. Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $5,000,000 (and in multiples of $1,000,000 if in excess thereof) (or the

Approximate Equivalent Amount if denominated in a Foreign Currency), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $250,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Aggregate Commitment.

2.8. Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $250,000 in excess thereof, upon prior notice to the Administrative Agent at or before 12:00 noon (Chicago time) one (1) Business Day prior to the date of such payment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof (or the Approximate Equivalent Amount if denominated in a Foreign Currency), any portion of the outstanding Eurocurrency Advances upon five (5) Business Days’ prior notice to the Administrative Agent. The Borrowers may at any time pay, without penalty or premium, all outstanding Swing Line Loans, or, in a minimum amount of $1,000,000 and increments of $500,000 in excess thereof, any portion of the outstanding Swing Line Loans, with notice to the Administrative Agent and the Swing Line Lender by 12:00 noon (Chicago time) on the date of repayment.

2.9. Method of Selecting Types and Interest Periods for New Advances.

2.9.1. Method of Selecting Types and Interest Periods for New Advances. Other than with respect to Swing Line Loans (which shall be governed by Section 2.2), the applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time; provided that there shall be no more than ten (10) Interest Periods in effect with respect to all of the Revolving Loans at any time, unless such limit has been waived by the Administrative Agent in its sole discretion. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, three (3) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars, and four (4) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Foreign Currencies, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

2.9.2. Method of Borrowing. On each Borrowing Date, each Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Administrative Agent, in Chicago, Illinois at its address specified in or pursuant to Article XIV and (ii) if such Loan is denominated in a Foreign Currency, not later than noon, local time, in the city of the Administrative Agent’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Unless the Administrative Agent determines that any applicable condition specified in Article IV has not been satisfied, the Administrative Agent will make the funds so received from the Lenders available to the applicable Borrower at the Administrative Agent’s aforesaid address by not later than 2:30 p.m., local time. Notwithstanding the foregoing provisions of this Section 2.9.2, to the extent that a Loan made by a Lender matures on the Borrowing Date of a requested Loan, such Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.10. Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time (i) each such Eurocurrency Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and (ii) each such Eurocurrency Advance denominated in a Foreign Currency shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8, or (y) the applicable Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period.

Subject to the terms of Section 2.7, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. Notwithstanding anything to the contrary contained in this Section 2.10, no Advance may be converted or continued as a Eurocurrency Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default is continuing. The applicable Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in a Foreign Currency, prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the Agreed Currency, the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto. Promptly after receipt of any Conversion/Continuation Notice, the Administrative Agent shall provide the Lenders with notice thereof.

2.11. Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Administrative Agent as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

2.12. No Conversion or Continuation of Eurocurrency Advances After Default; Dates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.10, no Advance may be converted or continued as a Eurocurrency Advance (except with the consent of the Required Lenders) when any Default or Unmatured Default is continuing. During the continuance of a Default (including the Borrowers’ failure to pay any Loan at maturity) the Required Lenders may, at their option, by notice to the Borrowers (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) the Advances, all fees or any other Obligations hereunder shall bear interest at the Floating Rate plus 2% per annum and (ii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, such interest rate and such increase in the LC Fee set forth above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender.

2.13. Method of Payment.

(i) Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to euro, in euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Administrative Agent at (except as set forth in the next sentence) the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Company, by 12:00 noon (Chicago time) on the date when due and shall (except (i) in the case of Reimbursement Obligations for which the applicable LC Issuer has not been fully indemnified by the Lenders or (ii) with respect to repayments of Swing Line Loans) be applied ratably by the Administrative Agent among the Lenders. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Administrative Agent, at its Eurocurrency Payment Office for such currency and shall be applied ratably by the Administrative Agent among the Lenders. Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at, (a) with respect to Floating Rate Loans and Eurocurrency Loans denominated in Dollars, such Lender’s address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender and (b) with respect to Eurocurrency Loans denominated in an Agreed Currency other than Dollars, in the funds received from the Borrowers at the address of the Administrative Agent’s Eurocurrency Payment Office for such currency. Each reference to the Administrative Agent in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the applicable LC Issuer, in the case of payments required to be made by the applicable Borrower to such LC Issuer pursuant to Section 2.21.6. The Administrative Agent is hereby authorized to charge the account of the Borrowers maintained with JPMorgan or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

(ii) Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Administrative Agent for the account of the Lenders in such Original Currency, then all payments to be made by any Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations.

2.14. Noteless Agreement; Evidence of Indebtedness.

(i) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(ii) The Administrative Agent shall also maintain accounts in which it will record (a) the date and the amount of each Revolving Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period, if any, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from any Borrower to each Lender hereunder, (c) the effective date and amount of each Assignment Agreement delivered to and accepted by it and the parties thereto pursuant to Section 13.3, (d) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (e) the amount of any sum received by the Administrative Agent hereunder from the Borrowers and each Lender’s share thereof, and (f) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

(iii) The entries maintained in the accounts maintained pursuant to clauses (i) and (ii) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded in the absence of manifest error; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

(iv) Any Lender may request that its Loans be evidenced by a promissory note or, in the case of the Swing Line Lender, promissory notes representing its Revolving Loans and Swing Line Loans, respectively, substantially in the form of Exhibit E, with appropriate changes for notes evidencing Swing Line Loans (each, a “Note”). In such event, the Borrowers shall prepare, execute and deliver to such Lender such Note or Notes payable to the order of such Lender. Thereafter, the

Loans evidenced by each such Note and interest thereon shall at all times (including after any assignment pursuant to Section 13.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 13.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in clauses (i) and (ii) above.

2.15. Telephonic Notices. The Borrowers hereby authorize the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of a Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Administrative Agent a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.16. Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance and Swing Line Loan shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance or Swing Line Loan is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity; provided, that interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances and Swing Line Loans and LC Fees and Facility Fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Floating Rate Advances shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to any Agent or any Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

2.17. Notification of Advances, Interest Rates, Prepayments and Commitment Reductions. Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Swing Line Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder. Promptly after notice from the applicable LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder. The Administrative Agent will notify each Lender of the interest rate applicable to each Eurocurrency Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.18. Lending Installations. Subject to the provisions of Section 3.6, each Lender may book its Loans and its participation in any LC Obligations and the LC Issuers may book the Facility LCs at any Lending Installation selected by such Lender or the applicable LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the applicable LC Issuer, as the case may be, for the benefit of any such Lending Installation. Subject to the provisions of Section 3.6, each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Company in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.19. Non-Receipt of Funds by the Administrative Agent. Unless a Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the time on which it is scheduled to make payment to the Administrative Agent of (i) in the case of a Lender, the proceeds of a Loan or (ii) in the case of a Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made. The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption. If such Lender or Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (x) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (y) in the case of payment by a Borrower, the interest rate applicable to the relevant Loan, including the interest rate applicable pursuant to Section 2.12.

2.20. Replacement of Lender. The Borrowers shall have the right, in their sole discretion, at any time and from time to time to terminate or replace the Commitment of any Lender (an “Affected Lender”), in whole, upon at least thirty (30) days’ prior notice to the Administrative Agent and such Lender, (a) if such Lender has failed or refused to make available the full amount of any Revolving Loans as required by its Commitment hereunder, (b) if such Lender has been merged or consolidated with, or transferred all or substantially all of its assets to, or otherwise been acquired by any other Person, or (c) if such Lender has demanded that the Borrowers make any additional payment to any Lender pursuant to Section 3.1, 3.2 or 3.5, or if such Lender’s obligation to make or continue, or convert Floating Rate Advances into, Eurocurrency Advances has been suspended pursuant to Section 3.3; provided, however that no such Commitment termination shall reduce the Aggregate Commitment by more than fifteen percent (15%) thereof; provided, further, that no Default or Unmatured Default shall have occurred and be continuing at the time of such termination or replacement, and that, concurrently with such termination or replacement, (i) if the Affected Lender is being replaced, another bank or other entity which is reasonably satisfactory to the Borrowers and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an Assignment Agreement substantially in the form of Exhibit C and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 13.3 applicable to assignments, (ii) the Borrowers shall pay to such Affected Lender in immediately available funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrowers hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, to the extent applicable, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender, and (iii) if the Affected Lender is being terminated, the Borrowers shall pay to such Affected Lender all Obligations due to such Affected Lender (including the amounts described in the immediately preceding clauses (i) and (ii) plus the outstanding principal balance of such Affected Lender’s Credit Extensions).

2.21. Facility LCs.

2.21.1. Issuance; Transitional Facility LCs.

(i) Issuance. The LC Issuers hereby agree, on the terms and conditions set forth in this Agreement, to issue standby and performance letters of credit in Dollars (each, together with the letters of credit deemed issued by the LC Issuers hereunder pursuant to Section 2.21.1(ii), a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the Closing Date and prior to the Facility Termination Date upon the request of any Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $75,000,000 and (ii) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment. No Facility LC shall have an expiry date later than the earlier of (x) the fifth (5th) Business Day prior to the Facility Termination Date and (y) one year after its issuance; provided, that any Facility LC (x) may contain customary “evergreen” provisions pursuant to which the expiry date is automatically extended for a specific time period unless the LC Issuer gives notice to the beneficiary of such Facility LC at least a specified time prior to the expiry date then in effect and/or (y) may have an expiration date more than one year from the date of issuance if required under related industrial revenue bond documents and agreed to by the LC Issuer.

(ii) Transitional Provision. Schedule 2.21 contains a schedule of certain letters of credit issued for the account of the Borrowers prior to the Closing Date. Subject to the satisfaction of the conditions contained in Sections 4.1, 4.2 and 4.3, from and after the Closing Date such letters of credit shall be deemed to be Facility LCs issued pursuant to this Section 2.21.

2.21.2. Participations. On the Closing Date, with respect to the Facility LCs identified on Schedule 2.21, and upon the issuance or Modification by the applicable LC Issuer of a Facility LC in accordance with this Section 2.21, such LC Issuer shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably sold to each Lender, and each Lender shall be deemed, without further action by any party hereto, to have unconditionally and irrevocably purchased from such LC Issuer, a participation in such Facility LC (and each Modification thereof) and the related LC Obligations in proportion to its Pro Rata Share.

2.21.3. Notice. Subject to Section 2.21.1, the applicable Borrower shall give the applicable LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. Upon receipt of such notice, the applicable LC Issuer shall promptly notify the

Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC. The issuance or Modification by any LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the applicable LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.21.4. LC Fees. With respect to each Standby LC, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective Pro Rata Shares, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated amount under such Standby LC, such fees to be payable in arrears on each Payment Date (each such fee described in this sentence being an “LC Fee”). The Borrowers shall also pay to each LC Issuer for its own account (x) at the time of such LC Issuer’s issuance of any Standby LC, a fronting fee equal to 0.125% per annum on the initial stated amount available for drawing under each such Facility LC issued by such LC Issuer, and (y) other customary, documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the applicable LC Issuer’s standard schedule for such charges as in effect from time to time.

2.21.5. Administration; Reimbursement by Lenders. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Company and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of each LC Issuer to the Borrowers and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by such LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC. Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs issued by such LC Issuer as it does with respect to letters of credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the applicable LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default, the Facility Termination Date or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (i) such Lender’s Pro Rata Share of the amount of each payment made by such LC Issuer under each Facility LC issued by such LC Issuer to the extent such amount is not reimbursed by the Borrowers pursuant to Section 2.21.6 below, plus (ii) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of the applicable LC Issuer’s demand for such reimbursement (or, if such demand is made after 11:00 a.m. (Chicago time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Floating Rate Advances.

2.21.6. Reimbursement by the Borrowers. The Borrowers shall be irrevocably and unconditionally obligated to reimburse the LC Issuers on or before the applicable LC Payment Date for any amounts to be paid by any LC Issuer upon any drawing under any Facility LC issued by such

LC Issuer, without presentment, demand, protest or other formalities of any kind; provided that neither any Borrower nor any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower or such Lender to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (ii) the applicable LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Commencing on the date that the Administrative Agent gives notice to the Company by 11:00 a.m. (Chicago time) as required under Section 2.21.5 of the applicable LC Payment Date, all such amounts paid by any LC Issuer and remaining unpaid by the Borrowers shall bear interest, payable on demand, for each day from and including such LC Payment Date until paid at a rate per annum equal to (x) the rate applicable to Floating Rate Advances for such day if such day falls on or before the applicable LC Payment Date and (y) the sum of 2% plus the rate applicable to Floating Rate Advances for such day if such day falls after such LC Payment Date. Each LC Issuer will pay to each Lender ratably in accordance with its Pro Rata Share all amounts received by it from the Borrowers for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.21.5. Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.9 and the satisfaction of the applicable conditions precedent set forth in Article IV), the applicable Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.21.7. Obligations Absolute. The Borrowers’ obligations under this Section 2.21 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuers and the Lenders that the LC Issuers and the Lenders shall not be responsible for, and no Borrower’s Reimbursement Obligation in respect of any Facility LC shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. No LC Issuer shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrowers agree that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put any LC Issuer or any Lender under any liability to the Borrowers. Nothing in this Section 2.21.7 is intended to limit the right of the Borrowers to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.21.6.

2.21.8. Actions of LC Issuers. Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer. Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.21, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.21.9. Indemnification. The Borrowers hereby agree to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur by reason of or in connection with (i) the failure of any other Lender to fulfill or comply with its obligations to such LC Issuer hereunder (but nothing herein contained shall affect any rights the Borrowers may have against any defaulting Lender) or (ii) by reason of or on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by such LC Issuer complied with the terms of such Facility LC or (y) any LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.21.9 is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

2.21.10. Lenders’ Indemnification. Each Lender shall, ratably in accordance with its Pro Rata Share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrowers) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct or the applicable LC Issuer’s failure to pay under any Facility LC issued by such LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.21 or any action taken or omitted by such indemnitees hereunder.

2.21.11. Facility LC Collateral Account.

(i) Each Borrower agrees that it will, as required by Section 8.1 and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuers or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the

Administrative Agent’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in this Section 2.21.11. Each Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and the LC Issuers, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Nothing in this Section 2.21.11 shall either obligate the Administrative Agent to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account in each case other than as required by clause (iv) below.

(ii) If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(iii) The Administrative Agent may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations as shall from time to time have become due and payable by any Borrower to the Lenders or the LC Issuers under the Loan Documents.

(iv) If any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full (other than contingent indemnity obligations) and the Aggregate Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrowers or paid to whomever may be legally entitled thereto at such time.

2.21.12. Rights as a Lender. In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.22. Subsidiary Borrowers. So long as no Default or Unmatured Default has occurred and is continuing, the Company may at any time or from time to time, add as a party to this Agreement any Wholly-Owned Subsidiary of the Company to be a Subsidiary Borrower hereunder by the execution and delivery to the Administrative Agent and the Lenders of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Borrowers at the foot thereof, (b) such guaranty and subordinated intercompany indebtedness documents and, if applicable, security documents as may be reasonably required by the Administrative Agent and such other opinions, agreements, documents, certificates or other items as may be required by Section 4.3, and (c) in the case of a Foreign Subsidiary which is a Wholly-Owned Subsidiary, receipt of evidence satisfactory to the Administrative Agent that such Subsidiary would not, in its capacity as a Subsidiary Borrower hereunder, be required by law to withhold or deduct any Taxes from or in respect of any sum payable hereunder by such Subsidiary to the Administrative Agent or any Lender and that no other adverse tax, regulatory or other consequences would affect the Administrative Agent or any Lender as a result of such Subsidiary’s status as a Subsidiary Borrower, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date hereof by the Subsidiaries parties hereto as of the Closing Date. No Foreign Subsidiary may be a Subsidiary Borrower without the consent of the Administrative Agent and each of the Lenders. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Credit Extensions made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other Obligations (other than contingent indemnity obligations) of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower” or “Borrower,” and such Subsidiary Borrower shall be released from any future liability (other than contingent indemnity obligations) as a “Subsidiary Borrower” or “Borrower” hereunder or under the other Loan Documents. The Administrative Agent shall give the Lenders written of the addition of any Subsidiary Borrowers to this Agreement.

2.23. Increase of Commitments.

(i) At any time prior to the Facility Termination Date, the Company may request that the Aggregate Commitment be increased; provided that, without the prior written consent of all of the Lenders, (a) the Aggregate Commitment shall at no time exceed $350,000,000 minus the aggregate amount of all reductions in the Aggregate Commitment previously made pursuant to Section 2.6.2; and (b) each such request shall be in a minimum amount of at least $10,000,000 and increments of $5,000,000 in excess thereof. Such request shall be made in a written notice given to the Administrative Agent and the Lenders by the Company not less than twenty (20) Business Days prior to the proposed effective date of such increase, which notice (a “Commitment Increase Notice”) shall specify the amount of the proposed increase in the Aggregate Commitment and the proposed effective date of such increase. In the event of such a Commitment Increase Notice, each of the Lenders shall be given the opportunity to participate in the requested increase ratably in proportions that their respective Commitments bear to the Aggregate Commitment. No Lender shall have any obligation to increase its Commitment pursuant to a Commitment Increase Notice. On or prior to the date that is fifteen (15) Business Days after receipt of the Commitment Increase Notice, each Lender shall submit to the Administrative Agent a notice indicating the maximum amount by which it is willing to increase its Commitment in connection with such Commitment Increase Notice (any such notice to the Administrative Agent being herein a “Lender Increase Notice”). Any Lender which does not submit a Lender Increase Notice to the Administrative Agent prior to the expiration of such fifteen (15) Business Day period shall be deemed to have denied any increase in its Commitment. In the event that the increases of Commitments set forth in the Lender Increase Notices exceed the amount requested by the Company in the Commitment Increase Notice, the Administrative Agent shall have the right, in consultation with the Company, to allocate the amount of increases necessary to meet the Company’s Commitment Increase Notice. In the event that the Lender Increase Notices are less than the amount requested by the Company, not later than three (3) Business Days prior to the proposed effective date the Company may notify the Administrative Agent of any financial institution that shall have agreed to become a “Lender” party hereto (a “Proposed New Lender”) in connection with the Commitment Increase Notice. Any Proposed New Lender shall be consented to by the Administrative Agent (which consent shall not be unreasonably withheld). If the Company shall not have arranged any Proposed New Lender(s) to commit to the shortfall from the Lender Increase Notices, then the Company shall be deemed to have reduced the amount of its Commitment

Increase Notice to the aggregate amount set forth in the Lender Increase Notices. Based upon the Lender Increase Notices, any allocations made in connection therewith and any notice regarding any Proposed New Lender, if applicable, the Administrative Agent shall notify the Company and the Lenders on or before the Business Day immediately prior to the proposed effective date of the amount of each Lender’s and Proposed New Lenders’ Commitment (the “Effective Commitment Amount”) and the amount of the Aggregate Commitment, which amounts shall be effective on the following Business Day. Any increase in the Aggregate Commitment shall be subject to the following conditions precedent: (A) the Company shall have obtained the consent thereto of each Guarantor and its reaffirmation of the Loan Document(s) executed by it, which consent and reaffirmation shall be in writing and in form and substance reasonably satisfactory to the Administrative Agent, (B) as of the date of the Commitment Increase Notice and as of the proposed effective date of the increase in the Aggregate Commitment all representations and warranties shall be true and correct in all material respects as though made on such date and no event shall have occurred and then be continuing which constitutes a Default or Unmatured Default, (C) the Borrowers, the Administrative Agent and each Proposed New Lender or Lender that shall have agreed to provide a “Commitment” in support of such increase in the Aggregate Commitment shall have executed and delivered a “Commitment and Acceptance” substantially in the form of Exhibit I hereto, (D) counsel for the Borrowers and for the Guarantors shall have provided to the Administrative Agent supplemental opinions in form and substance reasonably satisfactory to the Administrative Agent and (E) the Borrowers and the Proposed New Lender shall otherwise have executed and delivered such other instruments and documents as may be required under Article IV or that the Administrative Agent shall have reasonably requested in connection with such increase. If any fee shall be charged by the Lenders in connection with any such increase, such fee shall be in accordance with then prevailing market conditions, which market conditions shall have been reasonably documented by the Administrative Agent to the Company. Upon satisfaction of the conditions precedent to any increase in the Aggregate Commitment, the Administrative Agent shall promptly advise the Company and each Lender of the effective date of such increase. Upon the effective date of any increase in the Aggregate Commitment that is supported by a Proposed New Lender, such Proposed New Lender shall be a party to this Agreement as a Lender and shall have the rights and obligations of a Lender hereunder and thereunder. Nothing contained herein shall constitute, or otherwise be deemed to be, a commitment on the part of any Lender to increase its Commitment hereunder at any time.

(ii) For purposes of this clause (ii), (A) the term “Buying Lender(s)” shall mean (1) each Lender the Effective Commitment Amount of which is greater than its Commitment prior to the effective date of any increase in the Aggregate Commitment, and (2) each Proposed New Lender that is allocated an Effective Commitment Amount in connection with any Commitment Increase Notice and (b) the term “Selling Lender(s)” shall mean each Lender whose Commitment is not being increased from that in effect prior to such increase in the Aggregate Commitment. Effective on the effective date of any increase in the Aggregate Commitment pursuant to clause (i) above, each Selling Lender hereby sells, grants, assigns and conveys to each Buying Lender, without recourse, warranty, or representation of any kind, except as specifically provided herein, an undivided percentage in such Selling Lender’s right, title and interest in and to its outstanding Loans in the respective dollar amounts and percentages necessary so that, from and after such sale, each such Selling Lender’s outstanding Loans shall equal such Selling Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Effective on the effective date of the increase in the Aggregate Commitment pursuant to clause (i) above, each Buying Lender hereby purchases and accepts such grant, assignment and conveyance from the Selling Lenders. Each Buying Lender hereby agrees that its respective purchase price for the portion of the outstanding Loans purchased hereby shall equal the respective dollar amount necessary so that, from and after such payments, each Buying Lender’s outstanding Loans shall equal such Buying Lender’s Pro Rata Share (calculated based upon the Effective Commitment Amounts) of the outstanding Loans. Such amount shall be payable on the effective date of the increase in the Aggregate Commitment by wire transfer of immediately available funds to the Administrative Agent. The Administrative Agent, in turn, shall wire transfer any such funds received to the Selling Lenders, in same day funds, for the sole account of the Selling Lenders. Each Selling Lender hereby represents and warrants to each Buying Lender that such Selling Lender owns the Loans being sold and assigned hereby for its own account and has not sold, transferred or encumbered any or all of its interest in such Loans, except for participations which will be extinguished upon payment to Selling Lender of an amount equal to the portion of the outstanding Loans being sold by such Selling Lender. Each Buying Lender hereby acknowledges and agrees that, except for each Selling Lender’s representations and warranties contained in the foregoing sentence, each such Buying Lender has entered into its Commitment and Acceptance with respect to such increase on the basis of its own independent investigation and has not relied upon, and will not rely upon, any explicit or implicit written or oral representation, warranty or other statement of the Lenders or the Administrative Agent concerning the authorization, execution, legality, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents. The Borrowers hereby agree to compensate each Selling Lender for all losses, expenses and liabilities incurred by each Lender in connection with the sale and assignment of any Loan hereunder on the terms and in the manner as set forth in Section 3.4.

2.24. Interest. In no event shall the amount of interest, and all charges, amounts or fees contracted for, charged or collected pursuant to this Agreement, the Notes or the other Loan Documents and deemed to be interest under applicable law (collectively, “Interest”) exceed the highest rate of interest allowed by applicable law (the “Maximum Rate”), and in the event any such payment is inadvertently received by the Administrative Agent or any Lender then the excess sum (the “Excess”) shall be credited as a payment of principal, unless the relevant Borrower shall notify the Administrative Agent in writing that it elects to have the Excess returned forthwith. It is the express intent hereof that no Borrower pay, and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by such Borrower under applicable law. The right to accelerate maturity of any of the Obligations does not include the right to accelerate any interest that has not otherwise accrued on the date of such acceleration, and the Administrative Agent and the Lenders do not intend to collect any unearned interest in the event of any such acceleration. All monies paid to the Administrative Agent or the Lenders hereunder or under any of the Notes or the other Loan Documents, whether at maturity or by prepayment, shall be subject to rebate of unearned interest as and to the extent required by applicable law. By the execution of this Agreement, each Borrower covenants, to the fullest extent permitted by law that (i) the credit or return of any Excess shall constitute the acceptance by such Borrower of such Excess, and (ii) such Borrower shall not seek or pursue any other remedy, legal or equitable, against the Administrative Agent or any Lender, based in whole or in part upon contracting for charging or receiving any Interest in excess of the Maximum Rate. For the purpose of determining whether or not any Excess has been contracted for, charged or received by the Administrative Agent or any Lender, all interest at any time contracted for, charged or received from such Borrower in connection with this Agreement, the Notes or any of the other Loan Documents shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread in equal parts throughout the full term of the Commitments. Each Borrower, the Administrative Agent and each Lender shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as Interest and

(ii) exclude voluntary prepayments and the effects thereof. The provisions of this Section shall be deemed to be incorporated into each Note and each of the other Loan Documents (whether or not any provision of this Section is referred to therein). All such Loan Documents and communications relating to any Interest owed by any Borrower and all figures set forth therein shall, for the sole purpose of computing the extent of obligations hereunder and under the Notes and the other Loan Documents be automatically recomputed by such Borrower, and by any court considering the same, to give effect to the adjustments or credits required by this Section.

2.25. Judgment Currency. If for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the specified currency with such other currency at the Administrative Agent’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to any Lender or the Administrative Agent hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by such Lender or the Administrative Agent (as the case may be) of any sum adjudged to be so due in such other currency such Lender or the Administrative Agent (as the case may be) may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to such Lender or the Administrative Agent, as the case may be, in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify such Lender or the Administrative Agent, as the case may be, against such loss, and if the amount of the specified currency so purchased exceeds (a) the sum originally due to any Lender or the Administrative Agent, as the case may be, in the specified currency and (b) any amounts shared with other Lenders as a result of allocations of such excess as a disproportionate payment to such Lender under Section 12.2, such Lender or the Administrative Agent, as the case may be, agrees to remit such excess to the applicable Borrower.

2.26. Market Disruption. Notwithstanding the satisfaction of all conditions referred to in Article II and Article IV with respect to any Credit Extension to be effected in any Foreign Currency, if (i) there shall occur on or prior to the date of such Credit Extension any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which would in the reasonable opinion of the Administrative Agent, the applicable LC Issuer (if such Credit Extension is a Facility LC) or the Required Lenders make it impracticable for the Eurocurrency Advances or Facility LCs comprising such Credit Extension to be denominated in the Agreed Currency specified by the applicable Borrower or (ii) an Equivalent Amount of such currency is not readily calculable, then the Administrative Agent shall forthwith give notice thereof to such Borrower, the Lenders and, if such Credit Extension is a Facility LC, the applicable LC Issuer, and such Credit Extensions shall not be denominated in such Agreed Currency but shall, except as otherwise set forth in Section 2.9.2, be made on the date of such Credit Extension in Dollars, (a) if such Credit Extension is an Advance, in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Extension or Conversion/Continuation Notice, as the case may be, as Floating Rate Loans, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to borrow on such date or (ii) it elects to borrow on such date in a different Agreed Currency, as the case may be, in which the denomination of such Loans would in the reasonable opinion of the Administrative Agent and the Required Lenders be practicable and in an aggregate principal amount equal to the Dollar Amount of the aggregate principal amount specified in the related request for a Credit Extension or Conversion/Continuation Notice, as the case may be or (b) if such Credit Extension is a Facility LC, in a face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Facility LC, unless such Borrower notifies the Administrative Agent at least one (1) Business Day before such date that (i) it elects not to request the issuance of such Facility LC on such date or (ii) it elects to have such Facility LC issued on such date in a different Agreed Currency, as the case may be, in which the denomination of such Facility LC would in the reasonable opinion of the applicable LC Issuer, the Administrative Agent and the Required Lenders be practicable and in face amount equal to the Dollar Amount of the face amount specified in the related request or application for such Facility LC, as the case may be.

ARTICLE III

YIELD PROTECTION; TAXES

3.1. Yield Protection. If, on or after the Closing Date, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)	subjects any Lender or any applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or

(ii)	imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

(iii)

imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurocurrency Loans or Commitment (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro), or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurocurrency Loans or Commitment, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans or Commitment, Facility LCs or participants therein held or interest or LC Fees received by it, by an amount deemed material by such Lender or such LC Issuer as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans or Commitment (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro) or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurocurrency Loans or Commitment, Facility LCs or participations therein, then, within fifteen (15) days of demand by such Lender, the Borrowers shall pay such Lender or LC Issuer such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received; provided, that the Borrowers shall not be required to compensate a Lender or LC Issuer under this Section for any increased costs or reductions incurred more than 90 days prior to the date that such Lender or LC Issuer notifies the Company in writing of such increased costs or reductions and of such Lender’s or LC Issuer’s intention to claim compensation therefor; provided, further, that if such adoption or such change giving rise to such increased costs or reduction is retroactive such 90-day period shall be extended to include the period of retroactive effect.

3.2. Changes in Capital Adequacy Regulations. If a Lender or any LC Issuer determines the amount of capital required or expected to be maintained by such Lender, such LC Issuer, any Lending Installation of such Lender or such LC Issuer, or any corporation controlling such Lender or such LC Issuer, is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender, or such LC Issuer, the Borrowers shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy); provided, that the Borrowers shall not be required to pay to such Lender or LC Issuer such additional amounts under this Section for any amount incurred as a result of such Change more than 90 days prior to the date that such Lender or LC Issuer notifies the Company in writing of such Change and of such Lender’s or LC Issuer’s intention to claim compensation therefor; provided, further, that if such Change giving rise to such amounts is retroactive such 90-day period shall be extended to include the period of retroactive effect. “Change” means (i) any change after the Closing Date in the Risk-Based Capital Guidelines or (ii) any adoption of, change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the Closing Date which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any corporation controlling any Lender or any LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the Closing Date, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the Closing Date.

3.3. Availability of Types of Advances. If (x) any Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (y) the Required Lenders determine that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, or (iii) no reasonable basis exists for determining the Eurocurrency Base Rate, then the Administrative Agent shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be immediately repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4. Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made or continued, or a Floating Rate Advance is not converted into a Eurocurrency Advance, on the date specified by any Borrower for any reason other than default by the Lenders, or a Eurocurrency Advance is not prepaid on the date specified by the applicable Borrower for any reason, the Borrowers will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

3.5. Taxes.

(i) All payments by the Borrowers to or for the account of any Lender, any LC Issuer or Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(iii) The Borrowers hereby agree to indemnify the Agents, the LC Issuers and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Agents, the LC Issuers or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Agents, the LC Issuers or such Lender makes demand therefor pursuant to Section 3.6.

(iv) Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date on which it becomes a party to this Agreement, (i) deliver to each of the Company and the Administrative Agent two (2) duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI, certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, and (ii) deliver to each of the Company and the Administrative Agent a United States Internal Revenue Form W-8 or W-9, as the case may be, and certify that it is entitled to an exemption from United States backup withholding tax. Each Non-U.S. Lender further undertakes to deliver to each of the Company and the Administrative Agent (x) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (y) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Company or the Administrative Agent. All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Company and the Administrative Agent in writing that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(v) For any period during which a Non-U.S. Lender has failed to provide the Company with an appropriate form pursuant to clause (iv), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States, and each Borrower, if required by law to do so, shall be permitted to withhold such Taxes and pay the same to the appropriate United States taxing authority; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv), above, the Borrowers shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(vi) Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Company (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(vii) If the IRS or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent). The obligations of the Lenders under this Section 3.5(vii) shall survive the payment of the Obligations and termination of this Agreement.

(viii) Within 60 days after receipt of the written request of the Company, each Lender, LC Issuer and Agent shall execute and deliver such certificates, forms or other documents, which in each such case can be reasonably furnished by such Lender, LC Issuer or Agent consistent with the facts and which are reasonably necessary to assist any Borrower in applying for refunds of Taxes remitted by such Borrower hereunder.

(ix) Each Lender, LC Issuer and Agent shall also use commercially reasonable efforts to avoid and minimize any amounts which might otherwise be payable by any Borrower pursuant to this Section 3.5, except to the extent that such Lender, LC Issuer or Agent, determines that such efforts would be disadvantageous to such Lender, LC Issuer or Agent, as determined by such Lender, LC Issuer or Agent and which determination, if made in good faith, shall be binding and conclusive on all parties hereto.

(x) To the extent that the payment of any Lender’s, LC Issuer’s or Agent’s Taxes by any Borrower hereunder gives rise from time to time to a Tax Benefit to such Lender, LC Issuer or Agent in any jurisdiction other than the jurisdiction which imposed such Taxes, such Lender, LC Issuer or Agent shall pay to such Borrower the amount of each such Tax Benefit so recognized or received. The amount of each Tax Benefit and, therefore, payment to such Borrower will be determined from time to time by the relevant Lender, LC Issuer or Agent in its sole discretion, which determination shall be binding and conclusive on all parties hereto. Each such payment will be due and payable by such Lender, LC Issuer or Agent to such Borrower within a reasonable time after the filing of the tax return in which such Tax Benefit is recognized or, in the case of any tax refund, after the refund is received; provided, however, if at any time thereafter such Lender, LC Issuer or Agent, is required to rescind such Tax Benefit or such Tax Benefit is otherwise disallowed or nullified, the relevant Borrower shall promptly, after notice thereof from such Lender, LC Issuer or Agent, repay to such Lender, LC Issuer or Agent the amount of such Tax Benefit previously paid to such Lender, LC Issuer or Agent and which has been rescinded, disallowed or nullified. For purposes hereof, the term “Tax Benefit” shall mean the amount by which any Lender’s, LC Issuer’s or Agent’s income tax liability for the taxable period in question is reduced below what would have been payable had the relevant Borrower not been required to pay such Lender’s LC Issuer’s or Agent’s Taxes hereunder.

3.6. Lender Statements; Survival of Indemnity. To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender. Each Lender shall deliver a written statement of such Lender to the Company (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5. Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though each Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7. Mitigation of Obligations. If any Lender requests compensation under Section 3.2 or if any Borrower is required to pay any additional amount to any Lender or any governmental authority for the account of any Lender pursuant to Section 3.1, then such Lender shall use commercially reasonable efforts to designate a different Lending Installation for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the sole discretion of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable under Section 3.1 or Section 3.2, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all costs and expenses incurred by any Lender in connection with such designation or assignment.

ARTICLE IV

CONDITIONS PRECEDENT

4.1. Initial Credit Extension. The Lenders shall not be required to make the initial Credit Extension hereunder unless (a) the representations and warranties contained in Article V are true and correct in all material respects as of such date and (b) the Company has furnished to the Agents with sufficient copies for the Lenders:

(i)	Copies of the articles or certificates of incorporation (or similar Constitutive Documents) of the Company, each other Borrower and each Guarantor (each a “Loan Party”), together with all amendments thereto, and a certificate of good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation, as well as any other information required by Section 326 of the USA PATRIOT ACT.

(ii)	Copies, certified by the Secretary or Assistant Secretary of each Loan Party of its by-laws (or similar Constitutive Documents) and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party.

(iii)	An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, to request Loans hereunder, upon which certificate the Agents and the Lenders shall be entitled to rely until informed of any change in writing by the applicable Loan Party.

(iv)	An opening compliance certificate in substantially the form of Exhibit B, signed by the chief financial officer or treasurer of the Company, showing the calculations necessary to determine compliance with this Agreement on the initial Credit Extension Date and stating that on the initial Credit Extension Date (a) no Default or Unmatured Default has occurred and is continuing, (b) all of the representations and warranties in Article V shall be true and correct in all material respects as of such date and (c) no material adverse change in the business, financial condition or operations of the Company or any of its Subsidiaries has occurred since August 31, 2006.

(v)	A certificate in form and substance satisfactory to the Administrative Agent stating that there exists no injunction or temporary restraining order which would prohibit the making of the initial Credit Extensions or any litigation seeking such an injunction or restraining order.

(vi)	A certificate of value, solvency and other appropriate factual information in form and substance reasonably satisfactory to the Administrative Agent and Arranger from the chief financial officer of the Company (on behalf of the Company and the Borrowers) in his or her representative capacity supporting the conclusions that as of the initial funding date the Company and its Subsidiaries on a consolidated basis are Solvent and will be Solvent subsequent to incurring the Indebtedness contemplated under the Loan Documents, will be able to pay its debts and liabilities as they become due and will not be left with unreasonably small working capital for general corporate purposes.

(vii)	Written opinions of Sutherland Asbill & Brennan LLP, special counsel to the Borrowers and each Guarantor, in form and substance satisfactory to the Agents and addressed to the Lenders in substantially the form of Exhibit A.

(viii)	Any Notes requested by a Lender pursuant to Section 2.14 payable to the order of each such requesting Lender.

(ix)	If the initial Credit Extension shall be the issuance of a Facility LC, a properly completed Facility LC Application.

(x)	Written money transfer instructions, in substantially the form of Exhibit D, addressed to the Administrative Agent and signed by an Authorized Officer, together with such other related money transfer authorizations as the Administrative Agent may have reasonably requested.

(xi)	Evidence satisfactory to the Agents that the Existing Credit Agreement shall have been or shall simultaneously on the Closing Date be terminated (except for those provisions that expressly survive the termination thereof) and all loans outstanding and other amounts owed to the lenders or agents thereunder shall have been, or shall simultaneously with the initial Advance hereunder be, paid in full.

(xii)	Such other documents as any Lender or its counsel may have reasonably requested including, without limitation, each document identified on the List of Closing Documents attached hereto as Exhibit F.

4.2. Each Credit Extension. The Lenders shall not (except as otherwise set forth in Section 2.2.4 with respect to Revolving Loans for the purpose of repaying Swing Line Loans) be required to make any Credit Extension unless on the applicable Credit Extension Date:

(i)	There exists no Default or Unmatured Default.

(ii)	The representations and warranties contained in Article V are true and correct in all material respects as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct in all material respects on and as of such earlier date.

(iii)	No law or regulation shall prohibit, and no order, judgment or decree of any Governmental Authority shall enjoin, prohibit or restrain, any Lender from making the requested Loan or the applicable LC Issuer or any Lender from issuing, renewing, extending or increasing the face amount of or participating in the Facility LC requested to be issued, renewed, extended or increased.

Each Borrowing Notice or request for issuance of a Facility LC, or Swing Line Borrowing Notice, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Section 4.2(i) and (ii) have been satisfied. Any lender may require a duly completed compliance certificate in substantially the form of Exhibit B as a condition to making a Credit Extension.

4.3. Initial Advance to Each New Subsidiary Borrower. The Lenders shall not be required to make a Credit Extension hereunder to a new Subsidiary Borrower added after the Closing Date unless the Company has furnished or caused to be furnished to the Administrative Agent with sufficient copies for the Lenders:

(i)	The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Borrowers, as contemplated by Section 2.22.

(ii)	Copies, certified by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, of its Board of Directors’ resolutions (and/or resolutions of other bodies, if any are deemed necessary by the Administrative Agent) approving the Assumption Letter.

(iii)	An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by the Company.

(iv)	An opinion of counsel to such Subsidiary Borrower, substantially in the form of Exhibit E hereto.

(v)	Guaranty documentation from such Subsidiary Borrower in form and substance acceptable to the Administrative Agent as required pursuant to Section 6.10.

(vi)	With respect to the initial Credit Extension made to any Foreign Subsidiary Borrower, the Administrative Agent shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Administrative Agent may reasonably require establishing that each Lender, Swing Line Lender and each LC Issuer is entitled to receive payments under the Loan Documents without deduction or withholding of any taxes or with such deductions and withholding of taxes as may be reasonably acceptable to the Administrative Agent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

The Company represents and warrants as follows to each Lender and the Agents as of each of (i) the Closing Date, (ii) the date of the initial Credit Extension hereunder (if different from the Closing Date) and (iii) other than with respect to Section 5.5 below, each date as required by Section 4.2:

5.1. Existence and Standing. The Company and each of its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such standing or authority could not reasonably be expected to have a Material Adverse Effect.

5.2. Authorization and Validity. The Company and each of its Subsidiaries (to the extent applicable) has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder, and to file the Loan Documents which have been filed by it as required by this Agreement. The execution and delivery by the Company and any such Subsidiary of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper proceedings, and the Loan Documents to which such entity is a party constitute legal, valid and binding obligations of such entity enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

5.3. No Conflict; Government Consent. Neither the execution and delivery by the Company or any of its Subsidiaries of the Loan Documents, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4. Financial Statements. The August 31, 2006 audited consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Arranger and the Lenders were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present in all material respects, the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal year then ended.

5.5. Material Adverse Change. Since August 31, 2006, and except as disclosed on Schedule 5.5, there has been no change in the business, property, financial condition or operations of the Company and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

5.6. Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except (i) such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles or (ii) where the failure to file such return or pay such taxes could not reasonably be expected to have a Material Adverse Effect. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate in all material respects.

5.7. Litigation and Contingent Obligations. There is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Credit Extensions or otherwise question the validity of any Loan Document. Other than any liability which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries have any contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

5.8. Subsidiaries. Schedule 5.8 (as supplemented from time to time by the Company promptly after the formation or acquisition of any new Subsidiary as permitted under this Agreement) contains an accurate list of all Subsidiaries of the Company as of the Closing Date, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9. Accuracy of Information. No information, schedule, exhibit or report furnished by the Company or any of its Subsidiaries to the Arranger, any Agent or Lender (including, without limitation, the Company’s Confidential Information Memorandum dated September 2007) in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.10. Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulations U or X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes less than twenty-five (25%) of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

5.11. Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.12. Compliance With Laws. The Company and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property, except to the extent that the failure to comply could not reasonably be expected to have a Material Adverse Effect.

5.13. Ownership of Properties. On the Closing Date, the Company and its Subsidiaries will have good title, free of all Liens other than Permitted Liens, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Arranger and the Lenders as owned by the Company and its Subsidiaries, other than Property and assets disposed of in the ordinary course of business.

5.14. ERISA; Foreign Pension Matters. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans do not in the aggregate exceed $75,000,000. Each Plan and each Foreign Pension Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither the Company nor any other member of its Controlled Group has withdrawn from any Multiemployer Plan or initiated steps to do so, and no steps have been taken to terminate any Plan, except to the extent that such non-compliance, Reportable Event, withdrawal or termination could not reasonably be expected to result in liability of the Company or any of its Subsidiaries individually or in the aggregate in an amount greater than $75,000,000.

5.15. Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code, except to the extent that such event or prohibited transaction could not reasonably be expected to result in liability of the Company or any of its Subsidiaries individually or in the aggregate in an amount greater than $75,000,000.

5.16. Environmental Matters.

(a) In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect, except as set forth on Schedule 5.16. Except as set forth on Schedule 5.16, neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

(b) The Company and each of its Subsidiaries have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, except where a failure to obtain such permits, licenses and approvals would not result in a Material Adverse Effect.

5.17. Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18. Insurance. The Property of the Company and its Subsidiaries is insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such properties and risks as is required under Section 6.6.

5.19. Solvency. After giving effect to (i) the Credit Extensions to be made on the Closing Date or such other date as Credit Extensions requested hereunder are made, (ii) the other transactions contemplated by this Agreement and the other Loan Documents, and (iii) the payment and accrual of all transaction costs with respect to the foregoing, the Company and its Subsidiaries taken as a whole are Solvent.

5.20. Patriot Act. Neither the Company nor any Subsidiary or Affiliate of any of the foregoing is a country, individual or entity named on the Specifically Designated National and Blocked Persons (SDN) List issued by the Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

ARTICLE VI

COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1. Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lenders:

(i)

Within ninety (90) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of each of its fiscal years, an audit report certified by independent certified public accountants acceptable to the Required lenders and with such certifications to be free of exceptions and qualifications not acceptable to the Required Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows.

(ii)	Within forty-five (45) days (or such later date as may be permitted by the Securities and Exchange Commission) after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as to fairness of presentation, compliance with Agreement Accounting Principles and consistency by its chief financial officer, chief accounting officer or treasurer.

(iii)	Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)	As soon as possible and in any event within ten (10) days after the Company knows that any Reportable Event has occurred with respect to any Plan, or any material unfunded liability has arisen with respect to any Foreign Pension Plan, a statement, signed by the chief financial officer or treasurer of the Company, describing said Reportable Event or material unfunded liability and the action which the Company proposes to take with respect thereto, which, in any case, could reasonably be expected to give rise to liability of more than $30,000,000 on the part of the Company or any of its Subsidiaries.

(v)	As soon as possible and in any event within ten (10) days after receipt by the Company, a copy of (a) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)	Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

(vii)	Promptly upon the filing thereof, copies of all registration statements (other than exhibits thereto and any registration statements on Form S-8 or its equivalent) or other regular reports not otherwise provided pursuant to this Section 6.1 which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	Upon the request of any Agent, prior to the execution thereof, draft copies of the Receivables Purchase Documents and, promptly after execution thereof, copies of such Receivables Purchase Documents and all material amendments thereto.

(ix)	Promptly upon any officer of the Company obtaining knowledge of the institution of, or written threat of, any action, suit, proceeding, governmental investigation or arbitration against or affecting the Company or any of its Subsidiaries or any property of the Company or any of its Subsidiaries, which action, suit, proceeding, investigation or arbitration exposes, or in the case of multiple actions, suits, proceedings, investigations or arbitrations arising out of the same general allegations or circumstances which expose, in the Company’s reasonable judgment, the Company or any of its Subsidiaries to liability in an amount aggregating $25,000,000 or more, give written notice thereof to the Administrative Agent and the Lenders and provide such other information as may be reasonably available to the Company (without jeopardizing any attorney-client privilege by disclosure thereof) to enable each Lender and the Administrative Agent and its counsel to evaluate such matters.

(x)	Such other information (including non-financial information) as any Agent or Lender may from time to time reasonably request (except such plans and forecasts which have not been made available by the Company to its creditors).

6.2. Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, refinancing the Indebtedness under the Existing Credit Agreement, commercial paper liquidity support and Permitted Acquisitions, and to pay fees and expenses incurred in connection with this Agreement. The Borrowers shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations T, U and X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

6.3. Notice of Default. Within five (5) Business Days after an Authorized Officer becomes aware thereof, the Company will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

6.4. Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as conducted by the Company or its Subsidiaries as of the Closing Date, and, except as otherwise permitted by Section 6.12, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where the failure to maintain such good standing or authority could not reasonably be expected to have a Material Adverse Effect; provided that nothing in this Section shall prevent the Company and its Subsidiaries from discontinuing any line of business or liquidating, dissolving or disposing of any Subsidiary if (i) no Default or Unmatured Default is in existence or would be caused thereby and (ii) the Board of Directors of the Company determines in good faith that such termination, liquidation, dissolution or disposition is in the best interest of the Company and its Subsidiaries taken as a whole.

6.5. Taxes. The Company will, and will cause each Subsidiary to, file on a timely basis complete and correct United States federal and material foreign, state and local tax returns required by law and pay when due all material taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6. Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to any Lender upon request full information as to the insurance carried.

6.7. Compliance with Laws; Maintenance of Plans. The Company will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, and (ii) establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and the Code, and the regulations and interpretations thereunder, where in the case of either (i) or (ii) above the failure to so comply could reasonably be expected to have a Material Adverse Effect.

6.8. Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property material to the conduct of its business in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9. Inspection; Keeping of Books and Records.

(i) The Company will, and will cause each Subsidiary to, permit the Agents and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as any Agent or Lender may designate. If a Default has occurred and is continuing, the Company, upon the Administrative Agent’s request, shall turn over copies of any such records to the Administrative Agent or its representatives. Unless a Default has occurred and is then continuing, each Lender shall give the Company not less than three (3) Business Days’ prior written notice of its intent to conduct such visit or inspection. To the extent that any Lender, in the course of such visit or inspection, obtains possession of any proprietary information pertaining to the Company or any Subsidiary, such Lender shall handle such information in accordance with the requirements of Section 10.11.

(ii) The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities (except that any Foreign Subsidiary may comply with local accounting principles).

6.10. Addition of Guarantors; Pledge of Capital Stock.

6.10.1. Addition of Guarantors. As promptly as possible but in any event within thirty (30) days (or such later date as may be agreed upon by the Administrative Agent in its discretion) after any Subsidiary (other than any SPV or an Affected Foreign Subsidiary) becomes a Material Subsidiary of the Company, the Company shall cause each such Material Subsidiary to deliver to the Administrative Agent a duly executed Guaranty or supplement to an existing Guaranty pursuant to which such Material Subsidiary agrees to be bound by the terms and provisions of such Guaranty; provided, that if at any time (i) the aggregate amount of the book value of assets of all Subsidiaries that are not Guarantors exceeds ten percent (10%) of the aggregate book value of the Consolidated Total Assets of the Company and its Subsidiaries, or (ii) the Consolidated Net Worth of all Subsidiaries that are not Guarantors exceeds ten percent (10%) of the Consolidated Net Worth of the Company and its Subsidiaries, or (iii) the assets of all Subsidiaries that are not Guarantors contributed more than ten percent (10%) of the Company’s Consolidated Net Income, in each case as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1(i), as reported in the financial statements identified in Section 5.4), the Company shall cause additional Subsidiaries (other than any SPV) to become parties to a Guaranty as Guarantors thereunder, or to have their Capital Stock pledged pursuant to Section 6.10.2 to eliminate such excess.

6.10.2. Pledge of Capital Stock. Each Borrower shall execute or cause to be executed, by no later than sixty (60) days (or such later date as may be agreed upon by the Administrative Agent in its discretion) after the date on which any Material Subsidiary which is an Affected Foreign Subsidiary would qualify or be designated by the Company as a Guarantor, a Pledge Agreement in favor of the Administrative Agent for the benefit of the Holders of Obligations with respect to 65% of all of the outstanding Capital Stock of such Material Subsidiary; provided that no such pledge of the Capital Stock of a Foreign Subsidiary shall be required hereunder to the extent such pledge is prohibited by applicable law or the Administrative Agent and its counsel reasonably determine that, in light of the cost and expense associated therewith, such pledge would not provide material credit support for the benefit of the Holders of Obligations pursuant to legally binding, valid and enforceable Pledge Agreements. The Company further agrees to deliver to the Administrative Agent all such Pledge Agreements, together with appropriate corporate resolutions and other documentation (including legal opinions, the stock certificates representing the Capital Stock subject to such pledge, stock powers with respect thereto executed in blank, and such other documents as shall be reasonably requested to perfect the Lien of such pledge) in each case in form and substance reasonably satisfactory to the Administrative Agent, and in a manner that the Administrative Agent shall be reasonably satisfied that it has a first priority perfected pledge of or charge over the Capital Stock related thereto.

6.11. Subsidiary Indebtedness. The Company will not permit any Subsidiary to create, incur or suffer to exist any Indebtedness, except:

(i)	The obligations arising under the Loan Documents.

(ii)	Indebtedness existing on the Closing Date and described on Schedule 6.11, and Permitted Refinancing Indebtedness in respect thereof.

(iii)

Indebtedness owed (a) to the Company or any Guarantor by any Guarantor, (b) to any Subsidiary that is not a Guarantor by any other Subsidiary that is not a Guarantor, and (c) to the Company or any Guarantor by any Subsidiary that is not a Guarantor in an aggregate amount under this clause (c) not to exceed ten percent (10%) of the Company’s Consolidated Net Worth as reported in the most recent annual audited financial statements delivered to the Lenders pursuant to Section 6.1(i) (or, prior to the delivery of the first of such annual audited financial statements under Section 6.1(i), as reported in the financial statements identified in Section 5.4).

(iv)	Receivables Facility Attributed Indebtedness in an aggregate amount not to exceed $250,000,000.

(v)	Indebtedness in an aggregate amount not to exceed $50,000,000 incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing any specific fixed asset of such Subsidiary (including without limitation Capital Leases); provided, that such Indebtedness (a) is incurred (1) at a time when no Default or Unmatured Default has occurred and is continuing or would result from such incurrence and (2) within eighteen (18) months after the acquisition or construction of such fixed asset, and (b) does not exceed 100% of the total cost of such acquisition or construction (plus interest, fees and closing costs related thereto).

(vi)	Additional Indebtedness (including, without limitation, Indebtedness secured by Liens permitted under Section 6.13(xv)) in an aggregate amount not to exceed $150,000,000.

(vii)	Indebtedness of Zep Inc. for a period of time not to exceed 45 days and in an aggregate amount not to exceed $100,000,000 in connection with a credit agreement among Zep Inc., certain of its Subsidiaries, the lenders party thereto and JPMorgan Chase Bank, National Association, as administrative agent thereunder to the extent entered into in anticipation of and substantially concurrently with the Spin-Off Transaction.

(viii)	Indebtedness of Zep Inc. for a period of time not to exceed 45 days and in an aggregate amount not to exceed $75,000,000 in connection with a receivables purchase financing among Zep Inc., certain of its Subsidiaries, the other parties thereto and Wachovia Bank, National Association, as administrator thereunder to the extent entered into in anticipation of and substantially concurrently with the Spin-Off Transaction.

6.12. Consolidations and Mergers; Permitted Acquisitions.

6.12.1. Consolidations and Mergers. Each Borrower agrees that it will not, nor will the Company permit any Subsidiary to, consolidate or merge with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of any Borrower or such Borrower and its Subsidiaries take as a whole (whether now owned or hereafter acquired) to, any other Person, provided that if, after giving effect to any of the following, no Default will be in existence: (i) any Subsidiary may merge or consolidate with, or dispose of assets to, the Company if the Company, as the case may be, is the corporation surviving such merger, (ii) any Borrower may merge or consolidate with, or dispose of assets to, any other Borrower, (iii) any Subsidiary which is a Guarantor may merge or consolidate with, or dispose of assets to any other Subsidiary which is a Guarantor, (iv) any Subsidiary which is not a Borrower or Guarantor may merge or consolidate with, or dispose of assets to, any other Subsidiary which is not a

Borrower or Guarantor, (v) any Subsidiary which is not a Borrower or a Guarantor may merge or consolidate with, or dispose of assets to, any other Subsidiary which is a Borrower or a Guarantor, if such Borrower or Guarantor, as the case may be, is the corporation surviving such merger, (vi) any Subsidiary may sell, transfer, lease or otherwise dispose of its assets to a Loan Party and (vii) any Borrower or Subsidiary may merge or consolidate with any other Person if (a) such Person was organized under the laws of the United States of America or one of its States, (b) either (1) such Borrower or Subsidiary is the corporation surviving such merger or (2) such Person becomes a Subsidiary as a result of such merger or consolidation and expressly assumes in writing (in form and substance reasonably acceptable to the Administrative Agent) all obligations of such Borrower or Subsidiary, as the case may be, under the Loan Documents executed by such Borrower or Subsidiary, provided, in any merger or consolidation involving a Domestic Subsidiary, the survivor shall be a Domestic Subsidiary, and in any merger or consolidation involving a Foreign Subsidiary, the survivor shall be a Foreign Subsidiary, and (c) immediately after giving effect to such merger, no Default shall have occurred and be continuing. Notwithstanding the foregoing, for the avoidance of doubt, so long as, after giving effect thereto, no Default will be in existence, any consolidations or mergers or dispositions of assets consummated in connection with the Spin-Off Transaction shall be permitted under this Agreement.

6.12.2. Permitted Acquisitions. Each Borrower agrees that it will not, nor will the Company permit any Subsidiary to, make any Acquisitions other than Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (which approval shall not be unreasonably withheld or delayed) (each such Acquisition constituting a “Permitted Acquisition”):

(i)	as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.10 shall be true both before and after giving effect to such Acquisition;

(ii)	such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

(iii)	the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Company and its Subsidiaries are engaged on the Closing Date;

(iv)	as of the date of the consummation of such Acquisition, (x) all material governmental and corporate approvals required in connection therewith shall have been obtained and (y) the Company shall be in compliance with Section 6.10; and

(v)

not less than ten (10) days prior to each such Acquisition the Purchase Price of which shall be the greater of (x) $75,000,000 and (y) 5% of aggregate book value of the Company’s Consolidated Total Assets (after giving pro forma effect to such Acquisition) or more, the Company shall have delivered to the Administrative Agent a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries (the “Acquisition Pro Forma”), based on the Company’s most recent financial statements delivered pursuant to Section 6.1(i) and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such acquisition and the funding of all Credit Extensions in connection therewith.

6.13. Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

(i)	Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)	Liens imposed by law, such as landlords’, wage earners’, carriers’, warehousemen’s and mechanics’ liens and other similar liens, arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation or to secure the performance of tenders, statutory obligations, surety or appeal bonds, bids, leases, government contracts and other similar obligations (provided that such Liens do not secure any Indebtedness).

(iv)	Utility easements, building restrictions, zoning ordinances and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

(v)	Liens existing on the Closing Date and described on Schedule 6.13.

(vi)	Liens, if any, securing the Loans and other Obligations hereunder.

(vii)	Liens arising under the Receivables Purchase Documents.

(viii)	Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary becomes a Subsidiary and not created in contemplation of such event.

(ix)	Liens on any specific fixed asset securing Indebtedness incurred or assumed for the purpose of financing or refinancing all or any part of the cost of acquiring or constructing such asset; provided that such Lien attaches to such asset concurrently with or within eighteen (18) months after the acquisition or completion or construction thereof.

(x)	Liens existing on any specific fixed asset of any Subsidiary of the Company at the time such Subsidiary is merged or consolidated with or into the Company or any Subsidiary and not created in contemplation of such event.

(xi)	Liens existing on any specific fixed asset prior to the acquisition thereof by the Company or any Subsidiary and not created in contemplation thereof.

(xii)	Liens arising out of the refinancing, extension, renewal or refunding of any Indebtedness secured by any Lien permitted by any of the foregoing clause (v) or clauses (vii) through (xi); provided that (a) such Indebtedness is not secured by any additional assets, and (b) the amount of such Indebtedness secured by any such Lien is not increased.

(xiii)	Inchoate Liens arising under ERISA to secure current service pension liabilities as they are incurred under the provisions of Plans from time to time in effect.

(xiv)	Liens securing intercompany Indebtedness owing by (a) any Guarantor to the Company or any other Guarantor and (b) any Subsidiary that is not a Guarantor to the Company or any Wholly-Owned Subsidiary of the Company.

(xv)	Liens not otherwise permitted under this Section 6.13 securing Indebtedness in an aggregate principal amount at any time outstanding, together with the amount of Indebtedness permitted under Section 6.11(vi) (but without duplication), does not exceed $150,000,000.

6.14. Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate (other than the Company or any Subsidiary of the Company) except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s-length transaction, other than Permitted Receivables Transfers and transactions, payments or transfers entered into or made in connection with the Spin-Off Transaction.

6.15. Financial Contracts. The Company shall not and shall not permit any of its consolidated Subsidiaries to enter into any Financial Contract, other than Financial Contracts pursuant to which the Company or such Subsidiary hedged its actual or anticipated interest rate, foreign currency or commodity exposure existing or anticipated at the time thereof.

6.16. ERISA. Except to the extent that such act, or failure to act would not result singly, or in the aggregate, after taking into account all other such acts or failures to act, in a liability of the Company or any of its Subsidiaries which could reasonably be expected to exceed $75,000,000, the Company shall not (i) engage, or permit any Controlled Group member to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the Code for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL;

(ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the Code); (iii) fail, or permit any member of its Controlled Group to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency of any Plan; (iv) terminate, or permit any member of its Controlled Group to terminate, any Plan which would result in any liability of the Company or any member of its Controlled Group under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any member of its Controlled Group may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any member of its Controlled Group to fail, to pay any required installment or any other payment required under Section 412 of the Code on or before the due date for such installment or other payment; (vii) amend, or permit any member of its Controlled Group to amend, a Plan resulting in an increase in current liability for the plan year such that the Company or any member of its Controlled Group is required to provide security to such Plan under Section 401(a)(29) of the Code.

6.17. Environmental Compliance. The Company will not become, or permit any Subsidiary to become, subject to any liabilities or costs which could reasonably be expected to have a Material Adverse Effect arising out of or related to (i) the release or threatened release at any location of any contaminant into the environment, or any remedial action in response thereto, or (ii) any violation of any environmental, health or safety requirements of law (including, without limitation, any Environmental Laws).

6.18. Financial Covenants.

6.18.1. Maximum Leverage Ratio. The Company shall not permit the ratio (the “Leverage Ratio”) as of the end of each fiscal quarter ending on or after November 30, 2007 of (i) Indebtedness For Borrowed Money of the Company and its consolidated Subsidiaries (excluding any undrawn amounts in respect of Facility LCs) to (ii) EBITDA to be greater than 3.50 to 1.00. The Leverage Ratio shall be calculated as of the last day of each fiscal quarter based upon (1) for Indebtedness For Borrowed Money, as of the last day of each such fiscal quarter; and (2) for EBITDA, the actual amount for the four-quarter period ending on such day, and shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment and satisfactory to the Administrative Agent and as reported to the Administrative Agent.

6.18.2. Minimum Interest Expense Coverage Ratio. The Company shall maintain a ratio (the “Interest Expense Coverage Ratio”) of (i) EBIT to (ii) Interest Expense for the applicable period of at least 2.50 to 1.00 as of the end of each fiscal quarter ending on or after November 30, 2007. The Interest Expense Coverage Ratio shall be calculated as of the last day of each fiscal quarter for the actual amount of EBIT and Interest Expense for the four-quarter period ending on such day, and shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment and satisfactory to the Administrative Agent.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1. Breach of Representations or Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lenders or the Agents under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

7.2. Failure to Make Payments When Due. Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) interest upon any Loan or any Facility Fee, LC Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

7.3. Breach of Covenants. The breach by any Borrower of any of the terms or provisions of Section 6.1(iii), Sections 6.2 through 6.4, (with respect to the Company’s or any of its Subsidiaries’ existence), Section 6.9(i), Sections 6.11 through 6.13 or Section 6.18.

7.4. Other Breaches. The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier to occur of (i) written notice thereof has been given to the Company by the Administrative Agent at the request of any Lender or (ii) an Authorized Officer otherwise becomes aware of any such breach; provided, however, that such cure period for such breach (other than a breach of the terms or provisions of Section 6.10) shall be extended for a period of time, not to exceed an additional thirty (30) days, reasonably sufficient to permit such Borrower to cure such failure if such failure cannot be cured within the initial 30-day period but reasonably could be expected to be capable of cure within such additional thirty (30) days, such Borrower has commenced efforts to cure such failure during the initial 30-day period and such Borrower is diligently pursuing such cure.

7.5. Default as to Other Indebtedness.

(i) Failure of the Company or any of its Subsidiaries to pay when due (whether at stated maturity, by acceleration or otherwise) any Indebtedness which, individually or in the aggregate exceeds $25,000,000 (or the Approximate Equivalent Amount in currencies other than Dollars) (such Indebtedness being referred to as “Material Indebtedness”); or

(ii) Any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

(iii) The Company or any of its Material Subsidiaries shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due; or

(iv) The default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity.

7.6. Voluntary Bankruptcy; Appointment of Receiver; Etc. The Company or any of its Material Subsidiaries shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief with respect to it under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7. Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Company or any of its Material Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Material Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8. Judgments. The Company or any of its Subsidiaries shall fail within thirty (30) days after the final entry thereof to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by independent third-party insurance as to which the insurer has not disclaimed coverage) in the aggregate in excess of $75,000,000 (or the Approximate Equivalent Amount thereof in currencies other than Dollars), or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

7.9. Unfunded Liabilities. The sum of (a) the Unfunded Liabilities of all Plans and (b) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans exceeds in the aggregate an amount equal to $75,000,000, or any Reportable Event shall occur in connection with any Plan if the liability of the Company or any of its Subsidiaries resulting from such Reportable Event exceeds in the aggregate an amount equal to $75,000,000.

7.10. Other ERISA Liabilities. The Company or any other member of its Controlled Group has incurred withdrawal liability or become obligated to make contributions to a Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by the Company or any other member of its Controlled Group as withdrawal liability (determined as of the date of such notification), exceeds in the aggregate an amount equal to $75,000,000.

7.11. Environmental Matters. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

7.12. Change in Control. Any Change in Control shall occur.

7.13. Receivables Purchase Document Events. Other than at the request of an Affiliate of the Company party thereto (as permitted thereunder), an event shall occur which (i) permits the investors in a Receivables Purchase Facility to require amortization or liquidation of the facility or (ii) results in the termination of reinvestment or re-advancing of collections or proceeds of Receivables and Related Security shall occur under the Receivables Purchase Documents, and, in the case of an event described in clause (i) or clause (ii), the Company or any Subsidiary thereof (other than any SPV) has liability in excess of $75,000,000.

7.14. Guarantor Revocation; Failure of Loan Documents. Any guarantor of the Obligations shall deny, disaffirm, terminate or revoke any of its obligations under the applicable Guaranty (except in accordance with Section 11.15 hereof) or breach any of the material terms of such Guaranty, or any material provision of any Loan Document for any reason ceases to be valid, binding and enforceable in accordance with its terms (or the Company or any Subsidiary shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms).

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1. Acceleration.

(i) If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender, and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the Collateral Shortfall Amount. If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent of the Required Lenders) may (a) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

(ii) If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and the obligation and power of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to any Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to the Borrowers, rescind and annul such acceleration and/or termination.

8.2. Amendments. Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender affected thereby:

(i)	Extend the final maturity of any Loan, or extend the expiry date of any Facility LC to a date after the Facility Termination Date or forgive all or any portion of the principal amount thereof or any Reimbursement Obligation related thereto, or reduce the rate or extend the time of payment of interest or fees thereon or Reimbursement Obligations related thereto (other than a waiver of the application of the default rate of interest or LC Fees pursuant to Section 2.12 hereof).

(ii)	Change the percentage specified in the definition of Required Lenders or any other percentage of Lenders specified to be the applicable percentage in this Agreement to act on specified matters or otherwise amend the definitions of “Required Lenders” or “Pro Rata Share”.

(iii)	Extend the Facility Termination Date, or increase the amount or otherwise extend the term of the Commitment of any Lender hereunder or the commitment to issue Facility LCs.

(iv)	Permit any Borrower to assign its rights or obligations under this Agreement.

(v)	Other than pursuant to a transaction permitted by the terms of this Agreement (including, without limitation, the Spin-Off Transaction), release any guarantor of the Obligations or any substantial portion of the collateral, if any, securing the Obligations.

(vi)	Amend this Section 8.2.

No amendment of any provision of this Agreement relating to any Agent shall be effective without the written consent of such Agent. No amendment of any provision of this Agreement relating to any LC Issuer shall be effective without the written consent of such LC Issuer. No amendment of any provision of this Agreement relating to the Swing Line Lender or any Swing Line Loans shall be effective without the written consent of the Swing Line Lender. The Administrative Agent may waive payment of the fee required under Section 13.3.2 without obtaining the consent of any other party to this Agreement.

8.3. Preservation of Rights. No delay or omission of the Lenders, the LC Issuers or Agents to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Administrative Agent with the consent of, the requisite number of Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Agents, the LC Issuers and the Lenders until all of the Obligations have been paid in full.

ARTICLE IX

JOINT AND SEVERAL OBLIGATIONS

9.1. Joint and Several Liability. Each Borrower agrees that it is jointly and severally, directly and primarily liable to the Administrative Agent, the Lenders and the LC Issuers for payment, performance and satisfaction in full of the Obligations and that such liability is independent of the duties, obligations, and liabilities of the other Borrowers. The Administrative Agent, the Lenders and the LC Issuers may jointly bring a separate action or actions on each, any, or all of the Obligations against any Borrower, whether action is brought against the other Borrowers or whether the other Borrowers are joined in such action. In the event that any Borrower fails to make any payment of any Obligations on or before the due date thereof, the other Borrowers immediately shall cause such payment to be made or each of such Obligations to be performed, kept, observed, or fulfilled.

9.2. Primary Obligation; Waiver of Marshalling. This Agreement and the Loan Documents to which Borrowers are a party are a primary and original obligation of each Borrower, are not the creation of a surety relationship, and are an absolute, unconditional, and continuing promise of payment and performance which shall remain in full force and effect without respect to future changes in conditions, including any change of law or any invalidity or irregularity with respect to this Agreement or the Loan Documents to which Borrowers are a party. Each Borrower agrees that its liability under this Agreement and the Loan Documents to which it is a party shall be immediate and shall not be contingent upon the exercise or enforcement by the Administrative Agent, the Lenders and the LC Issuers of whatever remedies they may have against the other Borrowers. Each Borrower consents and agrees that the Administrative Agent, the Lenders and the LC Issuers shall be under no obligation to marshal any assets of any Borrower against or in payment of any or all of the Obligations.

9.3. Financial Condition of Borrowers. Each Borrower acknowledges that it is presently informed as to the financial condition of the other Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower hereby covenants that it will continue to keep informed as to the financial condition of the other Borrowers, the status of the other Borrowers and of all circumstances which bear upon the risk of nonpayment. Absent a written request from any Borrower to the Administrative Agent, the Lenders and the LC Issuers for information, each Borrower hereby waives any and all rights it may have to require the Administrative Agent, the Lenders and the LC Issuers to disclose to such Borrower any information which the Administrative Agent, the Lenders and the LC Issuers may now or hereafter acquire concerning the condition or circumstances of the other Borrowers.

9.4. Continuing Liability. Subject to the provisions of Section 2.22, the liability of each Borrower under this Agreement and the Loan Documents to which such Borrower is a party includes Obligations arising under successive transactions continuing, compromising, extending, increasing, modifying, releasing, or renewing the Obligations, changing the interest rate, payment terms, or other terms and conditions thereof, or creating new or additional Obligations after prior Obligations have been satisfied in whole or in part. To the maximum extent permitted by law, each Borrower hereby waives any right to revoke its liability under this Agreement and Loan Documents as to future indebtedness.

9.5. Additional Waivers. Each Borrower absolutely, unconditionally, knowingly, and expressly waives (a) notice of acceptance hereof; (b) notice of any Loans or other financial accommodations made or extended under this Agreement and the Loan Documents to which Borrowers are a party or the creation or existence of any Obligations; (c) notice of the amount of the Obligations, subject, however, to each Borrower’s right to make inquiry of the Administrative Agent, the Lenders and the LC Issuers to ascertain the amount of the Obligations at any reasonable time; (d) notice of any adverse change in the financial condition of the other Borrowers or of any other fact that might increase such Borrower’s risk hereunder; (e) notice of presentment for payment, demand, protest, and notice thereof as to any instruments among the Loan Documents to which Borrowers are a party; (f) notice of any Default or Unmatured Default; (g) all other notices (except, in each case, if such notice is specifically required to be given to any Borrower hereunder or under the Loan Documents to which Borrowers are a party and demands to which such Borrower might otherwise be entitled); (h) any right of subrogation such Borrower has or may have as against the other Borrowers with respect to the Obligations; (i) any right to proceed against the other Borrowers or any other Person, now or hereafter, for contribution, indemnity, reimbursement, or any other suretyship rights and claims, whether direct or indirect, liquidated or contingent, whether arising under express or implied contract or by operation of law, which such Borrower may now have or hereafter have as against the other Borrowers with respect to the Obligations; and (j) any right to proceed or seek recourse against or with respect to any property or asset of the other Borrowers.

9.6. Settlements or Releases. Each Borrower consents and agrees that, without notice to or by such Borrower, and without affecting or impairing the liability of such Borrower hereunder, the Administrative Agent, the Lenders and the LC Issuers may, by action or inaction (i) compromise, settle, extend the duration or the time for the payment of, or discharge the performance of, or may refuse to or otherwise not enforce this Agreement and the Loan Documents, or any part thereof, with respect to the other Borrowers or any Guarantor; (ii) release the other Borrowers or any Guarantor or grant other indulgences to the other Borrowers or any Guarantor in respect thereof; or (iii) release or substitute any Guarantor, if any, of the Obligations, or enforce, exchange, release, or waive any security, if any, for the Obligations or any other guaranty of the Obligations, or any portion thereof.

9.7. No Election. The Administrative Agent, the Lenders and the LC Issuers shall have the right to seek recourse against each Borrower to the fullest extent provided for herein, and no election by the Administrative Agent, the Lenders and the LC Issuers to proceed in one form of action or proceeding, or against any party, or on any obligation, shall constitute a waiver of the Administrative Agent’s, any Lenders’ or any LC Issuers’ right to proceed in any other form of action or proceeding or against other parties unless the Administrative Agent, the Lenders and the LC Issuers have expressly waived such right in writing.

9.8. Joint Loan Account. At the request of Borrowers to facilitate and expedite the administration and accounting processes and procedures of the Loans and the Facility LCs, the Administrative Agent, the Lenders and the LC Issuers have agreed, in lieu of maintaining separate loan accounts on the Administrative Agent’s, the Lenders’ and the LC Issuers’ books in the name of each of the Borrowers, that the Administrative Agent, the Lenders and the LC Issuers may maintain a single loan account under the name of all of the Borrowers (the “Joint Loan Account”). All Loans shall be charged to the Joint Loan Account, together with all interest and other charges as permitted under and pursuant to this Agreement. The Joint Loan Account shall be credited with all repayments of Obligations received by the Administrative Agent, the Lenders and the LC Issuers, on behalf of Borrowers, from any Borrower pursuant to the terms of this Agreement.

9.9. Apportionment of Proceeds of Loans. Each Borrower expressly agrees and acknowledges that the Administrative Agent, the Lenders and the LC Issuers shall have no responsibility to inquire into the correctness of the apportionment or allocation of or any disposition by any of Borrowers of (a) the Loans, the Reimbursement Obligations or any other Obligation, or (b) any of the expenses and other items charged to the Joint Loan Account pursuant to this Agreement. The Loans, the Reimbursement Obligations and the other Obligations and such expenses and other items shall be made for the collective, joint, and several account of Borrowers and shall be charged to the Joint Loan Account.

9.10. The Administrative Agent, Lenders and LC Issuers Held Harmless. Each Borrower agrees and acknowledges that the administration of this Agreement on a combined basis, as set forth herein, is being done as an accommodation to the Borrowers and at their request, and that the Administrative Agent, the Lenders and the LC Issuers shall incur no liability to any Borrower as a result thereof. To induce the Administrative Agent, the Lenders and the LC Issuers to do so, and in consideration thereof, each Borrower hereby agrees to indemnify and hold the Administrative Agent, the Lenders and the LC Issuers harmless from and against any and all liability, expense, loss, damage, claim of damage, or injury, made against the Administrative Agent, the Lenders and the LC Issuers by Borrowers or by any other Person, arising from or incurred by reason of such administration of the Agreement on a combined basis, except to the extent such liability, expense, loss, damage, claim of damage, or injury solely arises from the gross negligence or willful misconduct or breach of the obligations under the Loan Documents of the Administrative Agent, the Lenders and the LC Issuers, as applicable.

9.11. Borrowers’ Integrated Operations. Each Borrower represents and warrants to the Administrative Agent, the Lenders and the LC Issuers that the collective administration of the Loans is being undertaken by the Administrative Agent, the Lenders and the LC Issuers pursuant to this Agreement because Borrowers are integrated in their operation and administration and require financing on a basis permitting the availability of credit from time to time to the Borrowers. Each Borrower will derive benefit, directly and indirectly, from such collective administration and credit availability because the successful operation of each Borrower is enhanced by the continued successful performance of the integrated group.

9.12. Foreign Subsidiary Borrowers. Notwithstanding anything contained in this Article IX to the contrary, no Foreign Subsidiary Borrower which is and remains an Affected Foreign Subsidiary shall be liable hereunder for any of the Loans made to, or any other Obligations incurred solely by or on behalf of, the Company or any Subsidiary Borrower which is a Domestic Subsidiary.

ARTICLE X

GENERAL PROVISIONS

10.1. Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

10.2. Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

10.3. Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

10.4. Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the Agents, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrowers, the Agents, the LC Issuers and the Lenders relating to the subject matter thereof other than the fee letter described in Section 11.13.

10.5. Several Obligations; Benefits of this Agreement. The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Agents are authorized to act as such). The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns, provided, however, that the parties hereto expressly agree that the Arranger shall enjoy the benefits of the provisions of Sections 10.6, 10.10, 11.11, and 11.13 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

10.6. Expenses; Indemnification.

(i) The Borrowers shall reimburse the Administrative Agent and the Arranger for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Administrative Agent and Arranger, which attorneys and paralegals may not be employees of the Administrative Agent or the Arranger, and expenses of and fees for other advisors and professionals engaged by the Administrative Agent or the Arranger) paid or incurred by the Administrative Agent or the Arranger in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, administration and collection of the Loan Documents. The Borrowers also agree to reimburse the Agents, the Arranger, the LC Issuers and the Lenders for any reasonable costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Agents, the Arranger, the LC Issuers and the Lenders, which attorneys and paralegals may not be employees of the Agents, the Arranger, the LC Issuers or the Lenders) paid or incurred by the Agents, the Arranger, any LC Issuers or any Lender in connection with the collection and enforcement of the Loan Documents. Notwithstanding anything herein or in any other Loan Document to the contrary, any and all provisions in this Agreement or in any other Loan Document that obligates the Company or any of its Subsidiaries to pay the attorney’s fees or expenses of another Person shall be deemed to obligate the Company or such Subsidiary (as the case may be) to pay the actual and reasonable attorney’s fees and expenses of such Person and such fees and expenses shall be calculated without giving effect to any statutory presumptions as to the reasonableness or the amount thereof that may apply under applicable law.

(ii) The Borrowers hereby further agree to indemnify the Agents, the Arranger, the LC Issuers, each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefor whether or not the Agents, the Arranger, the LC Issuers, any Lender or any affiliate is a party thereto, and all reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not be employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents or any other transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that they are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification or by reason of such indemnified party’s breach of its obligations under the Loan Documents, or are the result of claims of any Lender against other Lenders or against the Administrative Agent not attributable to the Company’s or any of its Subsidiary’s actions and for which the Company and its Subsidiaries otherwise have no liability. The obligations of the Borrowers under this Section 10.6 shall survive the termination of this Agreement.

10.7. Numbers of Documents. All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders, to the extent that the Administrative Agent deems necessary.

10.8. Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably mutually satisfactory to the Company, the Administrative Agent and the Required Lenders, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

10.9. Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

10.10. Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lenders, the LC Issuers and the Agents on the other hand shall be solely that of borrower and lender. None of the Agents, the Arranger, the LC Issuers or any Lender shall have any fiduciary responsibilities to the Borrowers. None of the Agents, the Arranger, the LC Issuers or any Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Borrower’s business or operations. The Borrowers agree that none of the Agents, the Arranger, the LC Issuers or any Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct or breach of the obligations under the Loan Documents of the party from which recovery is sought. None of the Agents, the Arranger, the LC Issuers or any Lender shall have any liability with respect to, and the Borrowers hereby waive, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

10.11. Confidentiality. Each Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure to the following Persons for the following purposes (and under the terms of confidence that are substantially the same as this Section in the case of any disclosure covered by clause (i), (ii), (vi) or (vii) below): (i) to other Lenders and their respective Affiliates in connection with the transactions contemplated by this Agreement, (ii) to legal counsel, accountants, and other professional advisors to such Lender in connection with the transactions contemplated by this Agreement or to a Transferee or prospective Transferee in connection with the transactions contemplated by this Agreement, (iii) to regulatory officials as required by applicable law as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (iv) to any Person as required by law, regulation, or legal process as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (v) to any Person to the extent required in any legal proceeding to which such Lender is a party as determined by such Lender (which determination shall be conclusive and binding on all parties hereto), (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements relating to the Loans or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 13.4.

10.12. Lenders Not Utilizing Plan Assets. None of the consideration used by any of the Lenders, any LC Issuer or Designated Lenders to make its Credit Extensions constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of each of the Lenders, the LC Issuers and Designated Lenders in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

10.13. Nonreliance. Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

10.14. Disclosure. The Borrowers and each Lender hereby acknowledge and agree that JPMorgan and/or its respective Affiliates and certain of the other Lenders and/or their respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and its Affiliates.

10.15. Subordination of Intercompany Indebtedness. The Borrowers agree that any and all claims of any Borrower against any Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations; provided that, and not in contravention of the foregoing, so long as no Default is continuing the Borrowers may make loans to and receive payments in the ordinary course with respect to such Intercompany Indebtedness to the extent otherwise permitted under this Agreement. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrowers, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor (whether constituting part of any collateral given to any Agent or any Lender to secure payment of all or any part of the Obligations or otherwise) shall be and are subordinated to the rights of the Agents, the LC Issuers and the Lenders in those assets. No Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to all of the Loan Documents have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Guarantor is dissolved or if substantially all of the assets of any Guarantor are sold (other than in an transaction permitted under this Agreement), then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to any Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Borrower upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to all of the Loan Documents, such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the Agents, the LC Issuers and the Lenders and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Agents, the LC Issuers and the Lenders, in precisely the form received (except for the endorsement or assignment of such Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the Agents, the LC Issuers and the Lenders. If any Borrower fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the Agents, the LC Issuers and the Lenders have been terminated, no Borrower will assign or transfer to any Person (other than the Administrative Agent or any other transferee that agrees to be bound by the terms of this Agreement in writing (in form and substance acceptable to the Administrative Agent)) any claim any Borrower has or may have against any Guarantor.

10.16. USA PATRIOT ACT NOTIFICATION. The following notification is provided to the Borrowers pursuant to Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318:

IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each person or entity that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for each Borrower: When any Borrower opens an account, if such Borrower is an individual, the Administrative Agent and the Lenders will ask for such Borrower’s name, residential address, tax identification number, date of birth, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower, and, if such Borrower is not an individual, the Administrative Agent and the Lenders will ask for such Borrower’s name, tax identification number, business address, and other information that will allow the Administrative Agent and the Lenders to identify such Borrower. The Administrative Agent and the Lenders may also ask, if any Borrower is an individual, to see such Borrower’s driver’s license or other identifying documents, and, if such Borrower is not an individual, to see such Borrower’s legal organizational documents or other identifying documents.

ARTICLE XI

THE AGENTS

11.1. Appointment; Nature of Relationship. JPMorgan Chase Bank, National Association is hereby appointed by each of the Lenders as the Administrative Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each of Wachovia Bank, National Association and Bank of America, N.A. is hereby appointed by each of the Lenders as a Co-Syndication Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Co-Syndication Agents to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each of KeyBank National Association, Wells Fargo Bank, N.A. and Branch Banking and Trust Company is hereby appointed by the Lenders as a Co-Documentation Agent hereunder and under each other Loan Document, and each of the Lenders irrevocably authorizes the Co-Documentation Agents to act as the contractual representatives of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents. Each Agent agrees to act as such contractual representative upon the express conditions contained in this Article XI. Notwithstanding the use of the defined term “Administrative Agent”, “Co-Syndication Agent” or “Co-Documentation Agent”, it is expressly understood and agreed that no Agent shall have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that each Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents. In their capacities as the Lenders’ contractual representative, the Agents (i) do not hereby assume any fiduciary duties to any of the Lenders, (ii) are “representatives” of the Lenders within the meaning of Section 9-102 of the Uniform Commercial Code and (iii) are acting as independent contractors, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents. Each of the Lenders hereby agrees to assert no claim against any Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

11.2. Powers. Each Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to such Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto. The Agents shall have no implied duties or fiduciary duties to the Lenders or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the applicable Agents.

11.3. General Immunity. No Agent or any of its respective directors, officers, agents or employees shall be liable to the Borrowers, the Lenders or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final, non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

11.4. No Responsibility for Loans, Recitals, etc. No Agent or any of its respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Agents or any of them; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrowers or any guarantor of any of the Obligations or of any of the Company’s or any such guarantor’s respective Subsidiaries. The Agents shall have no duty to disclose to the Lenders information that is not required to be furnished by any Borrower to any Agent at such time, but is voluntarily furnished by any Borrower to such Agent (either in its capacity as an Agent or in its individual capacity).

11.5. Action on Instructions of Lenders. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such), and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. The Lenders hereby acknowledge that the Agents shall be under no duty to take any discretionary action permitted to be taken by any of them pursuant to the provisions of this Agreement or any other Loan Document unless they shall be requested in writing to do so by the Required Lenders (or all of the Lenders in the event that and to the extent that this Agreement expressly requires such). Each Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

11.6. Employment of Agents and Counsel. Any Agent may execute any of its respective duties as an Agent hereunder and under any other Loan Document by or through employees, agents, and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Each Agent shall be entitled to advice of counsel concerning the contractual arrangement between such Agent and the Lenders and all matters pertaining to such Agent’s duties hereunder and under any other Loan Document.

11.7. Reliance on Documents; Counsel. Each Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by such Agent, which counsel may be employees of such Agent.

11.8. Agents’ Reimbursement and Indemnification. The Lenders agree to reimburse and indemnify each Agent ratably in proportion to the Lenders’ Pro Rata Shares of Aggregate Commitment (or, after the Facility Termination Date, of the Aggregate Outstanding Credit Exposure) (i) for any amounts not reimbursed by the Borrowers for which such Agent is entitled to reimbursement by the Borrowers under the Loan Documents, (ii) for any other expenses incurred by such Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, but not limited to, for any expenses incurred by such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against such Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against such Agent in connection with any dispute between such Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (i) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final, non-appealable judgment in a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Agent and (ii) any indemnification required pursuant to Section 3.5(vii) shall, notwithstanding the provisions of this Section 11.8, be paid by the relevant Lender in accordance with the provisions thereof. The obligations of the Lenders under this Section 11.8 shall survive payment of the Obligations and termination of this Agreement.

11.9. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless such Agent has received written notice from a Lender or the Borrowers referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”. In the event that any Agent receives such a notice, such Agent shall give prompt notice thereof to the Lenders.

11.10. Rights as a Lender. In the event any Agent is a Lender, such Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its

Commitment and its Credit Extensions as any Lender and may exercise the same as though it were not an Agent, and the term “Lender” or “Lenders” shall, at any time when any Agent is a Lender, unless the context otherwise indicates, include such Agent in its individual capacity. Each Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Company or any of its Subsidiaries in which the Company or such Subsidiary is not restricted hereby from engaging with any other Person.

11.11. Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon any Agent, the Arranger or any other Lender and based on the financial statements prepared by the Company and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents. Each Lender also acknowledges that it will, independently and without reliance upon any Agent, the Arranger or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

11.12. Successor Agents. Any Agent may resign at any time by giving written notice thereof to the Lenders and the Company, such resignation to be effective upon the appointment of a successor Agent or, if no successor Agent has been appointed, forty-five (45) days after the retiring Agent gives notice of its intention to resign. Any Agent may be removed at any time with or without cause by written notice received by such Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders. Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrowers and the Lenders, a successor Agent. If no successor Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Agent’s giving notice of its intention to resign, then the resigning Agent may appoint, on behalf of the Borrowers and the Lenders, a successor Agent. Notwithstanding the previous sentence, any Agent may at any time, without the consent of any Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as its successor Agent hereunder. If an Agent has resigned or been removed and no successor Agent has been appointed, the Lenders may perform all the duties of such Agent hereunder and the Borrowers shall make all payments in respect of the Obligations to the applicable Lender if there is no Administrative Agent and for all other purposes shall deal directly with the Lenders. No successor Agent shall be deemed to be appointed hereunder until such successor Agent has accepted the appointment. Any such successor Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000. Upon the acceptance of any appointment as an Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Agent. Upon the effectiveness of the resignation or removal of an Agent, the resigning or removed Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents. After the effectiveness of the resignation or removal of an Agent, the provisions of this Article XI shall continue in effect for the benefit of such Agent in respect of any actions taken or omitted to be taken by it while it was acting as an Agent hereunder and under the other Loan Documents. In the event that there is a successor to the Administrative Agent by merger, or the Administrative Agent assigns its duties and obligations to an Affiliate pursuant to this Section 11.12, then (a) the term “Prime Rate” as used in this Agreement shall mean the prime rate, base rate or other analogous rate of the new Administrative Agent and (b) the references to “JPMorgan” in the definitions of “Eurocurrency Base Rate” and “Prime Rate” and in the last sentence of Section 2.13 shall be deemed to be a reference to such successor Administrative Agent in its individual capacity.

11.13. Agent and Arranger Fees. The Company agrees to pay to the Administrative Agent and the Arranger, for their respective accounts, the fees agreed to by the Company, the Administrative Agent and the Arranger pursuant to that certain letter agreement dated on or about September 13, 2007 or as otherwise agreed from time to time.

11.14. Delegation to Affiliates. The Borrowers and the Lenders agree that any Agent may delegate any of its duties under this Agreement to any of its Affiliates. Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the applicable Agent is entitled under Articles IX and X.

11.15. Release of Guarantors. Upon the liquidation or dissolution of any Guarantor, the sale of all of the Capital Stock of any Guarantor owned by the Company and its Subsidiaries, or, with respect to Zep Inc. and its Subsidiaries, in connection with the Spin-Off Transaction, in each case so long as such transaction does not violate the terms of any Loan Document or is consented to in writing by the Required Lenders or all of the Lenders, as applicable, such Guarantor shall be automatically released from all obligations under the applicable Guaranty and any other Loan Documents to which it is a party (other than contingent indemnity obligations), and upon at least five (5) Business Days’ prior written request by the Company, the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the applicable Guarantor from its obligations under the applicable Guaranty and such other Loan Documents; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s reasonable opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Guarantor without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Obligations of the Borrowers, any other Guarantor’s obligations under the applicable Guaranty, or, if applicable, any obligations of the Company or any Subsidiary in respect of the proceeds of any such sale retained by the Company or any Subsidiary.

ARTICLE XII

SETOFF; RATABLE PAYMENTS

12.1. Setoff. In addition to, and without limitation of, any rights of the Lenders under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or (to the extent permitted by applicable law) any Affiliate of any Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

12.2. Ratable Payments. If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a participation in the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure. If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its

Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure. In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XIII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

13.1. Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers and the Lenders and their respective successors and assigns permitted hereby, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the prior written consent of each Lender, (ii) any assignment by any Lender must be made in compliance with Section 13.3, and (iii) any transfer by participation must be made in compliance with Section 13.2. Any attempted assignment or transfer by any party not made in compliance with this Section 13.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 13.3.2. The parties to this Agreement acknowledge that clause (ii) of this Section 13.1 relates only to absolute assignments and this Section 13.1 does not prohibit assignments creating security interests, including, without limitation, (x) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (y) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 13.3. The Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 13.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person. Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents. Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

13.2. Participations.

13.2.1. Permitted Participants; Effect. Any Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure owing to such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents. In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrowers and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

13.2.2. Voting Rights. Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Outstanding Credit Exposure or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

13.2.3. Benefit of Certain Provisions. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that each Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 12.2 as if each Participant were a Lender. The Borrowers further agree that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5, 10.6 and 10.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 13.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Company, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

13.3. Assignments.

13.3.1. Permitted Assignments. Any Lender may at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents. Such assignment shall be evidenced by an agreement substantially in the form of Exhibit C or in such other form as may be agreed to by the parties thereto (each such agreement, an “Assignment Agreement”). Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate of a Lender or an Approved Fund shall either be in an amount equal to the entire applicable Commitment and Outstanding Credit Exposure of the assigning Lender or (unless each of the Company and the Administrative Agent otherwise consents) be in an aggregate amount not less than $5,000,000. The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the Commitment has been terminated) subject to the Assignment Agreement, determined as of the date of such assignment or as of the “Trade Date,” if the “Trade Date” is specified in the Assignment Agreement.

13.3.2. Consents. The consent of the Company shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund, provided that the consent of the Company shall not be required if a Default has occurred and is continuing or if such assignment is in connection with the physical settlement of credit derivative transactions, which credit derivative transactions shall have been entered into by the applicable Lender in connection with such Lender’s management of its credit portfolio in the ordinary course of business. The consent of the Administrative Agent and each LC Issuer shall be required prior to an assignment becoming effective unless the Purchaser is a Lender, an Affiliate of a Lender or an Approved Fund. Any consent required under this Section 13.3.2 shall not be unreasonably withheld or delayed.

13.3.3. Effect; Effective Date. Upon (i) delivery to the Administrative Agent of an Assignment Agreement, together with any consents required by Sections 13.3.1 and 13.3.2, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment (unless such fee is waived by the Administrative Agent or unless such assignment is made to such assigning Lender’s Affiliate), such assignment shall become effective on the effective date specified in such Assignment Agreement. The Assignment Agreement shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under such Assignment Agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA. On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party thereto, and the transferor Lender shall be released with respect to the Commitment and Outstanding Credit Exposure assigned to such Purchaser without any further consent or action by any Borrower, the Lenders or the Administrative Agent. In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 13.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 13.2. Upon the consummation of any assignment to a Purchaser pursuant to this Section 13.3.3, the transferor Lender, the Administrative Agent and the Borrowers shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

13.3.4. The Register. The Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at one of its offices in Chicago, Illinois a copy of each Assignment Agreement delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender, and participations of each Lender in Facility LCs, pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers at any reasonable time and from time to time upon reasonable prior notice.

13.4. Dissemination of Information. The Borrowers authorize each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by any Borrower pursuant to Section 6.1; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

13.5. Tax Treatment. If any interest in any Loan Document is transferred to any Transferee which is not incorporated under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(iv).

ARTICLE XIV

NOTICES

14.1. Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the initial Borrowers, the Agents or any Lender party hereto as of the Closing Date, at its respective address or facsimile number set forth on the signature pages hereof, (y) in the case of any Lender that becomes a party hereto pursuant to Section 13.3, at its address or facsimile number set forth in the applicable Assignment Agreement or, if none is provided therein, in its administrative questionnaire or (z) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by United States mail, 72 hours after such communication is deposited in such mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. For all purposes under this Agreement and the other Loan Documents, (A) notice to the Administrative Agent from any Borrower shall not be deemed to be effective until actually received by the Administrative Agent, and (B) delivery of any notice to the Company shall be deemed to have been delivered to the Borrowers.

14.2. Change of Address. The Borrowers, the Agents and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the initial Borrowers, the Agents, the LC Issuers and the Lenders and each party has notified the Agents by facsimile transmission or telephone that it has taken such action.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION AND SERVICE OF PROCESS;

WAIVER OF VENUE, FORUM AND JURY TRIAL

16.1. CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

16.2. CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE OR, TO THE EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

16.3. SERVICE OF PROCESS. EACH PARTY TO THIS AGREEMENT IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 14.1. EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY DESIGNATES AND APPOINTS THE COMPANY, AS ITS AUTHORIZED AGENT, TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF, SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE REFERRED TO IN SECTION 16.2 IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY. THE COMPANY HEREBY REPRESENTS, WARRANTS AND CONFIRMS THAT THE COMPANY HAS AGREED TO ACCEPT SUCH APPOINTMENT (AND ANY SIMILAR APPOINTMENT BY A GUARANTOR WHICH IS A FOREIGN SUBSIDIARY). SAID DESIGNATION AND APPOINTMENT SHALL BE IRREVOCABLE BY EACH SUCH FOREIGN SUBSIDIARY BORROWER UNTIL ALL LOANS, ALL REIMBURSEMENT OBLIGATIONS, INTEREST THEREON AND ALL OTHER AMOUNTS PAYABLE BY SUCH FOREIGN SUBSIDIARY BORROWER HEREUNDER AND UNDER THE OTHER LOAN DOCUMENTS SHALL HAVE BEEN PAID IN FULL IN ACCORDANCE WITH THE PROVISIONS HEREOF AND THEREOF AND SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE BEEN TERMINATED AS A BORROWER HEREUNDER PURSUANT TO SECTION 2.22. EACH FOREIGN SUBSIDIARY BORROWER HEREBY CONSENTS TO PROCESS BEING SERVED IN ANY SUIT, ACTION OR PROCEEDING OF THE NATURE

REFERRED TO IN SECTION 16.2 IN ANY FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK CITY BY SERVICE OF PROCESS UPON THE COMPANY AS PROVIDED IN THIS SECTION 16.3; PROVIDED THAT, TO THE EXTENT LAWFUL AND POSSIBLE, NOTICE OF SAID SERVICE UPON SUCH AGENT SHALL BE MAILED BY REGISTERED OR CERTIFIED AIR MAIL, POSTAGE PREPAID, RETURN RECEIPT REQUESTED, TO THE COMPANY AND (IF APPLICABLE TO) SUCH FOREIGN SUBSIDIARY BORROWER AT ITS ADDRESS SET FORTH IN THE ASSUMPTION LETTER TO WHICH IT IS A PARTY OR TO ANY OTHER ADDRESS OF WHICH SUCH FOREIGN SUBSIDIARY BORROWER SHALL HAVE GIVEN WRITTEN NOTICE TO THE ADMINISTRATIVE AGENT (WITH A COPY THEREOF TO THE COMPANY). EACH FOREIGN SUBSIDIARY BORROWER IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL CLAIM OF ERROR BY REASON OF ANY SUCH SERVICE IN SUCH MANNER AND AGREES THAT SUCH SERVICE SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH FOREIGN SUBSIDIARY BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING AND SHALL, TO THE FULLEST EXTENT PERMITTED BY LAW, BE TAKEN AND HELD TO BE VALID AND PERSONAL SERVICE UPON AND PERSONAL DELIVERY TO SUCH FOREIGN SUBSIDIARY BORROWER. TO THE EXTENT ANY FOREIGN SUBSIDIARY BORROWER HAS OR HEREAFTER MAY ACQUIRE ANY IMMUNITY FROM JURISDICTION OF ANY COURT OR FROM ANY LEGAL PROCESS (WHETHER FROM SERVICE OR NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF A JUDGMENT, EXECUTION OR OTHERWISE), EACH FOREIGN SUBSIDIARY BORROWER HEREBY IRREVOCABLY WAIVES SUCH IMMUNITY IN RESPECT OF ITS OBLIGATIONS UNDER THE LOAN DOCUMENTS. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS AGREEMENT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

16.4. WAIVER OF VENUE AND FORUM. EACH BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN SECTION 16.2. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

16.5. WAIVER OF JURY TRIAL. TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, THE BORROWERS, THE AGENTS, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[Signature Pages Follow]

IN WITNESS WHEREOF, the initial Borrowers, the Lenders, the LC Issuers and the Agents have executed this Agreement as of the date first above written.

ACUITY BRANDS, INC., as a Borrower

By:	/s/ C. Dan Smith
Name:	C. Dan Smith
Title:	Vice President and Treasurer

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, Georgia 30309-7649 Attention: Mr. Dan Smith Phone: 404-853-1423 Fax: 404-853-1430 E-mail: dan.smith@acuitybrands.com with a copy to:

Acuity Brands Lighting, Inc. One Lithonia Way Conyers, Georgia 30012 Attention: Mr. Barry Goldman Phone: 770-860-3545 Fax: 770-785-9511 E-mail: barry.goldman@acuitybrands.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

ACUITY BRANDS LIGHTING, INC., as a Borrower

By:	/s/ C. Dan Smith
Name:	C. Dan Smith
Title:	Vice President and Treasurer

Acuity Brands, Inc. 1170 Peachtree Street, NE Suite 2400 Atlanta, Georgia 30309-7649 Attention: Mr. Dan Smith Phone: 404-853-1423 Fax: 404-853-1430 E-mail: dan.smith@acuitybrands.com with a copy to:

Acuity Brands Lighting, Inc. One Lithonia Way Conyers, Georgia 30012 Attention: Mr. Barry Goldman Phone: 770-860-3545 Fax: 770-785-9511 E-mail: barry.goldman@acuitybrands.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as the Administrative Agent, as the Swing Line Lender, as a LC Issuer and as a Lender

By:	/s/ Robert P. Carswell
Name:	Robert P. Carswell
Title:	Vice President

Lillian A. Arroyo
10 South Dearborn
Floor 07
Chicago, IL 60603-2003
Phone: (312) 385-7014
Fax: (312) 732-1544
E-mail: lillian.arroyo@jpmchase

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Co-Syndication Agent and as a Lender

By:	/s/ C. Jeffrey Seaton
Name:	C. Jeffrey Seaton
Title:	Managing Director

301 South College St NC5562 Charlotte, NC 28202

Attention: C. Jeffrey Seaton
Phone: 704-374-7042
Fax: 704-383-1625
E-mail: jeff.seaton@wachovia.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

BANK OF AMERICA, N.A., as a Co-Syndication Agent and as a Lender

By:	/s/ Charles R. Dickerson
Name:	Charles R. Dickerson
Title:	Managing Director

Address: 100 N. Tryon St., 17th Floor Charlotte, NC 28255

Attention: Charles R. Dickerson
Phone: 704.386.5514
Fax: 704.386.3893
E-mail: charles.dickerson@bankofamerica.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

KEYBANK NATIONAL ASSOCIATION, as a Co-Documentation Agent and as a Lender

By:	/s/ Thomas J. Purcell
Name:	Thomas J. Purcell
Title:	Senior Vice President

127 Public Square
Cleveland, Ohio 44114

Attention: Brian Fox
Phone: 216-689-4599
Fax: 216-689-4649
E-mail: brian_fox@keybank.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

WELLS FARGO BANK, N.A., as a Co-Documentation Agent and as a Lender

By:	/s/ Kevin Combs
Name:	Kevin Combs
Title:	Vice President

7000 Central Parkway NE, Suite 600
Atlanta, GA, 30328

Attention: Kevin Combs
Phone: (770) 551-4654
Fax: (770) 551-4643
E-mail: kevin.combs@wellsfargo.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

BRANCH BANKING AND TRUST COMPANY, as a Co-Documentation Agent and as a Lender

By:	/s/ McKie M. Trotter
Name:	McKie M. Trotter
Title:	Vice President

Branch Banking and Trust Company
3500 Lenox Road
Suite 1450
Atlanta, Georgia 30326

Attention: Mac Trotter
Phone: 404-214-3367
Fax: 404-846-0163
E-mail: mtrotter@bbandt.com

Signature Page to Credit Agreement

Acuity Brands, Inc. et al

October 2007

PRICING SCHEDULE

	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin	0.32%	0.41%	0.50%	0.60%	0.70%	0.80%
Applicable Facility Fee Rate	0.08%	0.09%	0.125%	0.150%	0.175%	0.20%

The Applicable Margin and Applicable Facility Fee Rate shall be determined in accordance with the foregoing table based on the Company’s Leverage Ratio as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin or Applicable Facility Fee Rate shall be effective as of the fifth (5th) Business Day following the date the Administrative Agent has received the applicable Financials. If the Company fails to deliver the Financials to the Administrative Agent at the time required pursuant to Section 6.1(i) or 6.1(ii), as applicable, then the adjustment to the Applicable Margin and Applicable Facility Fee Rate shall be the highest adjustment to the Applicable Margin and Applicable Facility Fee Rate set forth in the foregoing table until the fifth (5th) Business Day following the date such Financials are so delivered.

Notwithstanding anything herein to the contrary, from the Closing Date to but not including the fifth (5th) Business Day following the date the Administrative Agent has received the Financials for the period ending November 30, 2007, the Applicable Margin and Applicable Facility Fee Rate shall be determined based upon Level II Status.

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1(i) or 6.1(ii), respectively.

“Level I Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, the Leverage Ratio is less than or equal to 1.00 to 1.00.

“Level II Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status and (ii) the Leverage Ratio is less than or equal to 1.50 to 1.00.

“Level III Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status or Level II Status and (ii) Leverage Ratio is less than or equal to 2.00 to 1.00.

“Level IV Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) Leverage Ratio is less than or equal to 2.50 to 1.00.

“Level V Status” exists at any date if, as of the last day of the fiscal quarter referred to in the most recent Financials, (i) the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) Leverage Ratio is less than or equal to 3.00 to 1.00.

“Level VI Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

COMMITMENT SCHEDULE

LENDER	COMMITMENT
JPMorgan Chase Bank, National Association	$45,000,000
Wachovia Bank, National Association	$41,000,000
Bank of America, N.A.	$41,000,000
KeyBank National Association	$41,000,000
Wells Fargo Bank, N.A.	$41,000,000
Branch Banking and Trust Company	$41,000,000
AGGREGATE COMMITMENT	$250,000,000

SCHEDULE 2.2

MANDATORY COST

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Bank of England and/or the Financial Services Authority (or, in either case, any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Administrative Agent shall calculate, as a percentage rate, a rate (the “Associated Costs Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Administrative Agent as a weighted average of the Lenders’ Associated Costs Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Associated Costs Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Administrative Agent. This percentage will be certified by that Lender in its notice to the Administrative Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Associated Costs Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Administrative Agent as follows:

(a)	in relation to a Loan in Pounds Sterling:

per cent. per annum

(b)	in relation to a Loan in any currency other than Pounds Sterling:

per cent. per annum.

Where:

A	is the percentage of Eligible Liabilities (assuming these to be in excess of any stated minimum) which that Lender is from time to time required to maintain as an interest free cash ratio deposit with the Bank of England to comply with cash ratio requirements.

B	is the percentage rate of interest (excluding the Applicable Rate and the Mandatory Cost and, if the Loan is an Unpaid Sum, the additional rate of interest specified in Section 2.13(c)) payable for the relevant Interest Period on the Loan.

C	is the percentage (if any) of Eligible Liabilities which that Lender is required from time to time to maintain as interest bearing Special Deposits with the Bank of England.

D	is the percentage rate per annum payable by the Bank of England to the Administrative Agent on interest bearing Special Deposits.

E	is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Administrative Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Administrative Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	“Eligible Liabilities” and “Special Deposits” have the meanings given to them from time to time under or pursuant to the Bank of England Act 1998 or (as may be appropriate) by the Bank of England;

(b)	“Facility Office” means the office or offices notified by a Lender to the Administrative Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

(c)	“Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(d)	“Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate);

(e)	“Participating Member State” means any member state of the European Union that adopts or has adopted euro as its lawful currency in accordance with legislation of the European Union relating to economic and monetary union.

(f)	“Reference Banks” means, in relation to Mandatory Cost, the principal London offices of JPMorgan Chase Bank, National Association.

(g)	“Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

(h)	“Unpaid Sum” means any sum due and payable but unpaid by any Borrower under the Loan Documents.

6.	In application of the above formulae, A, B, C and D will be included in the formulae as percentages (i.e. 5 per cent. will be included in the formula as 5 and not as 0.05). A negative result obtained by subtracting D from B shall be taken as zero. The resulting figures shall be rounded to four decimal places.

7.	If requested by the Administrative Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Administrative Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

8.	Each Lender shall supply any information required by the Administrative Agent for the purpose of calculating its Associated Costs Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(i)	the jurisdiction of its Facility Office; and

(j)	any other information that the Administrative Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Administrative Agent of any change to the information provided by it pursuant to this paragraph.

9.	The percentages of each Lender for the purpose of A and C above and the rates of charge of each Reference Bank for the purpose of E above shall be determined by the Administrative Agent based upon the information supplied to it pursuant to paragraphs 7 and 8 above and on the assumption that, unless a Lender notifies the Administrative Agent to the contrary, each Lender’s obligations in relation to cash ratio deposits and Special Deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the same jurisdiction as its Facility Office.

10.	The Administrative Agent shall have no liability to any person if such determination results in an Associated Costs Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

11.	The Administrative Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Associated Costs Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

12.	Any determination by the Administrative Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Associated Costs Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all parties hereto.

13.	The Administrative Agent may from time to time, after consultation with the Company and the relevant Lenders, determine and notify to all parties hereto any amendments which are required to be made to this Schedule 2.2 in order to comply with any change in law, regulation or any requirements from time to time imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all parties hereto.